Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

NUCLEAR INNOVATION NORTH AMERICA LLC,

NINA INVESTMENTS HOLDINGS LLC

NUCLEAR INNOVATION NORTH AMERICA INVESTMENTS LLC,

NINA TEXAS 3 LLC and

NINA TEXAS 4 LLC,

as Borrowers

_________________________________

$100,000,000

CREDIT AGREEMENT

Dated as of November 29, 2010

_________________________________

THE SHAW GROUP INC.

as Administrative Agent

(continued)
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SCHEDULES

Schedule 1	Commitments and Pro Rata Shares
Schedule 2	Administrative Agent’s Account; Lending Offices; Addresses for Notices
Schedule 8.05	Real Property of Borrowers
Schedule 8.06	Litigation
Schedule 8.10	Subsidiaries and Equity Investments
Schedule 10.02(a)	Existing Liens
Schedule 10.06(g)	Existing Investments
Schedule 10.13(e)	Affiliate Transaction Documents

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Intercreditor Agreement
Exhibit C	Form of Texas Genco Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Borrowers Security Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of November 29, 2010 (this “Agreement”), is made among Nuclear Innovation North America LLC, a Delaware limited liability company (“NINA”), NINA Investments Holdings LLC, a Delaware limited liability company (“NINA Holdings”), Nuclear Innovation North America Investments LLC, a Delaware limited liability company (“NINA Investments”), NINA Texas 3 LLC, a Delaware limited liability company (“NINA3”), NINA Texas 4 LLC, a Delaware limited liability company (“NINA4” and, together with NINA, NINA Holdings, NINA Investments and NINA3, the “Borrowers” and each, a “Borrower”), each lender party hereto (each a “Lender” and, collectively, the “Lenders”) and The Shaw Group Inc., a Louisiana corporation (“Shaw”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, certain of the Borrowers shall enter into contemporaneously herewith an EPC Contract (as defined in Section 1.01) with TANE, S&W and the Consortium, pursuant to which the Consortium has agreed with the Owners (as defined in Section 1.01) to supply and procure equipment for and construct a two-unit advanced boiling water reactor nuclear power plant and to provide design, construction, engineering and services in connection therewith;

WHEREAS, pursuant to the terms of the EPC Contract, the Borrowers have agreed to purchase from the Co-Contractor the Equipment and Materials (as defined in Section 1.01) and design, construction, engineering and services; and

WHEREAS, in order to facilitate the foregoing, the Borrowers have requested the Lenders and the Administrative Agent (and the Lenders and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth in this Agreement) to make available to the Borrowers a credit facility in an aggregate principal amount equal to $100,000,000 which shall be used to fund the costs and expenses of Shaw and its Subsidiaries with respect to their design, construction, engineering and services pertaining to the Project and shall also be used for other Permitted Uses of Proceeds as set forth below.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                      Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Additional Grantors” means additional Persons, if any, that pledge equity interests of any Grantor (as defined in the Borrower Security Agreement) pursuant to Section 5(q) of the Borrower Security Agreement, if any.

“Administrative Agent” has the meaning set forth in the introduction to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent set forth on Schedule 2 or such other account as the Administrative Agent from time to time shall designate in a written notice to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person.  For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power of the election of the board of directors (or such other similar governing body with respect to Persons that are not corporations) of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Margin” means (i) if no Rating Agency has issued a rating of the long-term indebtedness of the Project (the “Rating”), six (6) percent per annum; and (ii) on and after the date on which any Rating Agency has first issued a Rating, a per annum rate determined in accordance with the following pricing grid based upon such Rating (or upon any other Rating issued by any other Rating Agency):

Rating	Applicable Margin
Level 1: A- or above	5%
Level 2: BBB+, BBB or BBB-	6%
Level 3: BB+, B or BB-	7%
Level 4: B+ or below	8%

Any increase or decrease in the Applicable Margin resulting from a change in the Rating shall become effective as of the first Business Day immediately following the date on which a change in the Rating is announced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required hereby), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent with the consent of the Borrowers (which consent shall not unreasonably be withheld or delayed).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means for any Tranche A Borrowing, the period from and including the date on which the conditions set forth in Sections 7.01 and 7.02 are first satisfied, until and excluding the Tranche A Maturity Date.

 “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Borrower” and “Borrowers” have the meaning set forth in the introduction to this Agreement.

 “Borrower Security Agreement” means that certain security agreement dated as of November 29, 2010 (as amended) be executed by the Borrowers and the Administrative Agent.

“Borrowing” means a borrowing consisting of a Tranche A Loan or simultaneous Tranche A Loans made or deemed made at any one time by the Borrowers from the Lenders pursuant to Article II.

“Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Houston, Texas, New York, New York and Baton Rouge, Louisiana, and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Business Plan” means, (i) initially, the budget and financing plan of the Project for the fiscal year ending December 31, 2011 (including a cost breakdown), and (ii) during any fiscal year thereafter, the annual budget and financing plan of the Project for such fiscal year, in each case, as approved by the board of managers of NINA from time to time.

“Capital Lease” means, for any Person, any lease of property (whether real, personal or mixed) which, in accordance with GAAP as in effect on the date hereof, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee.

“Class A Membership Interests” means the Class A Membership Interests issued by NINA.

“Closing Date” means the first date all the conditions precedent in Section 7.01 are satisfied or waived in accordance with Section 13.01.

“Co-Contractor” means collectively, S&W (in its capacity as a Contractor under the EPC Contract and/or as a member of the  Consortium) and its Subsidiaries.

“Co-Contractor Invoice” means an invoice from the Co-Contractor to the Owners (or STPNOC, on behalf of the Owners) pursuant to which a Borrower (or STPNOC, on behalf of a Borrower) shall pay its portion of the construction, design or engineering costs with respect to the Project.

“Consortium” means an unincorporated consortium formed by S&W and TANE.

“Collateral” means the property described in the Collateral Documents, and all other property now existing or hereafter acquired, which in each case may at any time be or become subject to a Lien in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents or otherwise, in each case securing the payment and performance of any Obligations, and which in no event shall include any Excluded Asset.

“Collateral Documents” means each Security Agreement and any other agreement pursuant to which any Lien on Collateral is perfected (or purported to be perfected), tenant subordination agreements with respect to any real property on which any Collateral is located, and all control agreements, financing statements, fixture filings, patent, trademark and copyright security agreements, acknowledgments and other material filings, documents and agreements made or delivered pursuant thereto.

“Commitment” means the Tranche A Commitment.

 “CPS” means the city of San Antonio, Texas, acting through and by the City Public Services Board, a Texas municipal utility.

“Credit Parties” means each Borrower, each Guarantor, Texas Genco and any Additional Grantors.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Default Rate” means a rate of interest equal to four (4) percent per annum.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“DOE” means the U.S. Department of Energy.

“DOE Application” means the application for a loan guaranty under Title XVII of the Energy Policy Act of 2005 (22 U.S.C. 16511-16514) from the DOE with respect to financing for the Project, including the Part I application submitted by NINA on July 31, 2008, the Part II application submitted by NINA on October 14, 2008, and all supporting materials or information submitted in writing to DOE in connection therewith.

“DOE Facility” means a definitive credit facility provided pursuant to the DOE Application.

“Dollars” and the sign “$” each means lawful money of the United States.

“Eligible Assignee” has the meaning set forth in Section 13.10.

“Environmental Laws” means any and all federal, state, local, laws, statutes, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements with a Governmental Authority or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“EPC Contract” means that certain Amended and Restated Master Engineering, Procurement and Construction Agreement, dated as of November 29, 2010, among the Owners, executed by STPNOC as agent of the Owners, and the Consortium.

“Equipment and Materials” has the meaning set forth in the EPC Contract.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business under “common control” with any Credit Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means: (i) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the notice requirement; (ii) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iii) the withdrawal of any Credit Party or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefore, or the receipt by any Credit Party or any ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (iv) the filing of a notice of intent to terminate in a non-standard termination, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) the imposition of liability on any Credit Party or ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the failure by any Credit Party or any ERISA Affiliate to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code or Section 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (vii) an application for a funding waiver under Section 303 of ERISA; (viii) receipt from the IRS of notice of the failure of any Pension Plan intended to qualify under Section 401(a) of the Internal Revenue Code to so qualify, or the failure to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (ix) the imposition of any lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Internal Revenue Code.

“Eurodollar Rate” means for each Interest Period for each Loan (i) the rate of interest per annum reasonably determined by the Administrative Agent to be the offered rate appearing on the Telerate Page (as defined below) for Dollar deposits having a maturity comparable to such Interest Period, at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, or (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate of interest per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for Dollar deposits (for delivery on the first day of such Interest Period) having a maturity comparable to such Interest Period, at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate of interest per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars would be offered by major banks reasonably satisfactory to the Administrative Agent in the interbank eurodollar market at approximately 11:00 A.M. (London time), two Business Days before the first day of such Interest Period, in an amount substantially equal to the proposed Borrowing.  As used in this definition, “Telerate Page” means the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period).

“Event of Default” has the meaning set forth in Section 11.01.

“Event of Loss” means with respect to any asset of any Borrower or its Subsidiaries any of the following:  (i) any loss, destruction or damage of such asset; (ii) any pending institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain by a Governmental Authority or lawfully brought by any other Person; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise by a Governmental Authority or lawfully conducted by any other Person, of such asset, or confiscation of such asset or requisition of the use of such asset.

“Excluded Assets” has the meaning set forth in the Borrower Security Agreement.

“Excluded NINA Subsidiary” means any (i) direct Subsidiary of NINA formed or acquired after the date hereof not in violation of the terms hereof, (A) which Subsidiary does not hold, directly or indirectly, any equity interest in any Borrower, the Project or the Existing Plant or any property comprising the same and (B) the business purpose and operations of which do not directly relate to the Project, the Existing Plant or any property comprising the same or directly related thereto, or the business and operations of any Borrower (other than NINA) and (ii) any direct or indirect Subsidiary of any direct Subsidiary referred to in clause (i), provided that such Subsidiary also satisfies the requirements of clauses (i)(A) and (i)(B) above; provided, however, that a Subsidiary of NINA will not be deemed to have failed to satisfy the foregoing requirements solely because it directly or indirectly owns an interest in facilities that constitute “shared facilities” between Unit 3 and Unit 4, on the one hand, and the Existing Plant or any other units existing or to be developed at the “South Texas Project” site, on the other hand.

“Existing TANE Credit Agreement” means that certain Amended & Restated Credit Agreement, dated as of the date hereof (as amended, modified, supplemented or otherwise in effect from time to time), among NINA, as borrower, the other Borrowers party thereto, the lenders party thereto, Toshiba America Nuclear Corporation, as administrative agent and collateral agent.

“Existing Plant” means the “Existing Plant”, as defined in the EPC Contract; provided that, for the avoidance of doubt, the “Existing Plant” shall not be deemed to include any development rights with respect to additional nuclear units (i.e., other than Unit 3 or Unit 4) at the “South Texas Project” site.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%), as determined by the Administrative Agent, equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for any day of determination (or if such day of determination is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FNTP” has the meaning assigned to the term “Full Notice to Proceed” in the EPC Contract

“FNTP Date” has the meaning assigned to the term “Full Notice to Proceed Date” in the EPC Contract.

 “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (i) each Restricted Subsidiary and (ii) any other Person at any time providing a Guaranty.

“Guarantor Documents” means each Guaranty and all other documents, agreements and instruments delivered to Administrative Agent or the Lenders under or in connection with such Guaranty.

“Guaranty” means any guaranty at any time made by any other Person in favor of the Administrative Agent and the Lenders with respect to the Obligations in form and substance reasonably acceptable to the Administrative Agent.

“Guarantee Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person guaranteeing any Indebtedness (the “primary obligations”) of another Person (the “primary obligor”), including any (a) obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) in connection with any synthetic lease or other similar off balance sheet lease transaction, or (v) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, and (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that standard contractual indemnities not related to Indebtedness shall not be considered Guarantee Obligations.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

“Indebtedness” means, for any Person:  (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under Capital Leases and Synthetic Lease Obligations; (v) all reimbursement or other obligations of such Person under or in respect of letters of credit and bankers acceptances, and all net obligations in respect of Swap Contracts in an amount equal to the Swap Termination Values thereof; (vi) all reimbursement or other obligations of such Person in respect of any bank guaranties, shipside bonds, surety bonds and similar instruments issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (vii) all Guarantee Obligations; (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any preferred equity interest in such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (ix) all of the foregoing types of Indebtedness of another Person secured by any Lien upon or in property owned by the Person for whom indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such Indebtedness of such other Person (which, for the purpose of calculating any amount of Indebtedness, shall equal the amount of the fair market value of such property owned by the Person providing the Lien); provided, however, that for the avoidance of doubt Operating Leases shall not be considered Attributable Indebtedness (regardless of whether GAAP requires any such Operating Lease to be accounted for as Indebtedness).  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or otherwise is an entity the liabilities of which do not constitute liabilities of the joint venturer) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to recourse exceptions acceptable to the Majority Lenders). The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated November 29, 2010, amongst the Borrowers, Toshiba America Nuclear Corporation and the Administrative Agent.

“Interest Payment Date” means a date specified for the payment of interest pursuant to Section 3.01(c).

“Interest Period” means, with respect to any Loan, the period determined in accordance with Section 3.01(b) applicable thereto.

“Internal Revenue Code” means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of (i) loans or advances to, or guarantees of the obligations of, or (ii) capital contributions to, or purchases or other acquisitions for consideration of Indebtedness of, equity interests in, other securities of, or all or substantially all of the assets (or assets constituting a business unit) of, such other Person, in each case to the extent, and together with all items that are or would be, classified as investments on a balance sheet prepared in accordance with GAAP.  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made based on the fair market value thereof and without giving effect to subsequent changes in value.

Notwithstanding anything to the contrary herein, in the case of any Investment made by any Company in a Person substantially concurrently with a cash distribution by such Person to the any Company (a “Concurrent Cash Distribution”), then the amount of such Investment shall be deemed to be the fair market value of the Investment, less the amount of the Concurrent Cash Distribution.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Lender” and “Lenders” each has the meaning set forth in the introduction to this Agreement.

“Lending Office” has the meaning set forth in Section 2.04.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment as collateral, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement in the nature of a security interest (including any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Collateral Documents, the Intercreditor Agreement, each Guaranty, each Guarantor Document, each Subordination Agreement and all other certificates, documents, agreements and instruments delivered to the Administrative Agent and the Lenders under or in connection with this Agreement.  For the avoidance of doubt, the Existing TANE Credit Agreement, the EPC Contract and the agreements entered into in accordance therewith for the design, engineering, procurement and construction of the Project are not Loan Documents.

“Loans” means, collectively, the Tranche A Loans.

“Majority Lenders” means, at any time, Lenders holding at least 50% of then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Lenders having at least 50% of the aggregate Commitments at such time; provided that the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrowers and the Guarantors, taken as a whole, or (ii) the nuclear industry in the U.S., in a manner disproportionately more adverse to the Borrowers than to other participants in such industry.

 “Material Contract” means any contract that, if terminated, such termination would result in a Material Adverse Effect, including the South Texas Project Participation Agreement, the TEPCO Agreements and the Owner Agency Agreement.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which any Credit Party or any ERISA Affiliate is making, or is obligated to make contributions.

“Net Cash Proceeds” means when used in respect of any issuance of any debt or equity securities of, or incurrence of any Indebtedness for borrowed money by, any Borrower or any Restricted Subsidiary thereof, the gross proceeds thereof in cash received by such Borrower or such Subsidiary, as and when received, net of any and all taxes (federal, state, local, foreign or otherwise) and fees, commissions, costs and other expenses incurred or reasonably expected to be incurred by such Borrower or Subsidiary in connection therewith.

“NINA” has the meaning set forth in the introduction to this Agreement.

“NINA3” has the meaning set forth in the introduction to this Agreement.

“NINA4” has the meaning set forth in the introduction to this Agreement.

“NINA Holdings” has the meaning set forth in the introduction to this Agreement.

“NINA Investments” has the meaning set forth in the introduction to this Agreement.

“NINA’s Operating Agreement” means the “Operating Agreement” as defined in the Texas Genco Pledge Agreement.

“Non-Shaw Costs” means any and all costs and expenses the payment, financing or refinancing of which constitute a Permitted Use of Proceeds, other than any such costs and expenses related to the Co-Contractor, Shaw and/or its Subsidiaries or their respective direct sub-contractors in connection with their design, construction, engineering and services pursuant to the EPC Contract.

“Non-U.S. Subsidiary” means any Subsidiary (i) that is a Person organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, or (ii) that is exclusively a holding company of equity interests in Persons included in clause (i) above.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Prepayment” has the meaning set forth in Section 4.03(c).

 “NRC” means the United States Nuclear Regulatory Commission, or any successor thereto.

“NRG” means NRG Energy Inc., a Delaware corporation.

“NRG Debt Documents” means, collectively, (i) the Third Amended and Restated Credit Agreement dated as of June 30, 2010 among NRG, Citicorp North America Inc., as administrative agent, and the lenders and other Persons party thereto or (ii) any “Note” under and as defined in that certain Base Indenture, dated as of February 2, 2006, by and between NRG and Law Debenture Trust Company of New York, as trustee, or any supplemental indenture thereto, in each case, as amended, restated, refinanced and otherwise modified from time to time.

“Obligations” means the indebtedness, liabilities and other obligations of the Credit Parties to Administrative Agent or any Lender under or in connection with the Loan Documents, including all Loans, all interest accrued thereon (including interest that accrues after the commencement by or against any Credit Party or any other Person of any Insolvency Proceeding naming any such Person as the debtor in such proceeding), all fees due under this Agreement and all other amounts payable by the Borrowers to Administrative Agent or any Lender hereunder or in connection herewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Operating Lease” means, for any Person, any lease of any property of any kind by that Person as lessee which is not a Capital Lease or a Synthetic Lease Obligation.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation, in each case as amended from time to time.

“Owners” means, collectively, NINA3 and NINA4.

“Owner Agency Agreement” means the South Texas Project Operating Agreement dated as of the Effective Date (as defined therein) between Central Power and Light Company, Houston Lightning & Power Company, the City of Austin and STPNOC, as amended, modified, supplemented, modified, replaced, or otherwise in effect from time to time.

“Participant” has the meaning set forth in Section 13.10(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is maintained or sponsored by any Credit Party or any ERISA Affiliate, to which any Credit Party or any ERISA Affiliate is obligated to make contributions or with respect to which any Credit Party or any ERISA Affiliate has any outstanding liability, and (ii) that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Cash Equivalent Investments” means any investments in cash, cash equivalents and other short term marketable debt securities and similar investments, in each case owned or acquired in accordance with the Borrowers’ investment policy as from time to time in effect.

“Permitted Liens” means:

(i)           Liens in favor of the Lenders or the Administrative Agent (for the benefit of the Lenders and Administrative Agent) to secure the Obligations;

(ii)           Liens in favor of the Toshiba America Nuclear Corporation and the agents thereunder for the benefit of the lenders under the Existing TANE Credit Agreement to secure obligations thereunder and under the other “Loan Documents” (as defined in the Existing TANE Credit Agreement, as long as the Intercreditor Agreement is in full force and effect (except as a result of any action or inaction by the Administrative Agent or any Lender);

(iii)           the existing Liens listed in Schedule 10.02(a) or incurred in connection with the extension, renewal or refinancing of the Indebtedness or other obligation secured by such existing Liens to the extent such extension, renewal or refinancing is not prohibited hereunder, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness or other obligation being extended, renewed or refinanced does not increase;

(iv)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

(v)           Liens of materialmen, mechanics, warehousemen, carriers or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings which are adequately reserved for in accordance with GAAP and which do not in the aggregate materially impair the use or value of the applicable property or risk loss or forfeiture of title thereto;

(vi)           Liens consisting of cash deposits to secure (A) the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations or (B) the performance of bids, trade contracts, leases (other than Capital Leases), public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(vii)           statutory landlord’s Liens under leases to which any Borrower or any Subsidiary thereof is a party;

(viii)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(ix)           Liens on cash and Permitted Cash Equivalent Investments in an amount at any time outstanding not to exceed the sum of $10,000,000 plus the Specified Equity Proceeds (i) deposited by any Borrower or Restricted Subsidiary thereof in accounts with or on behalf of futures contract brokers to secure Indebtedness under Permitted Swap Contracts or (ii) deposited or delivered by any Borrower or Restricted Subsidiary thereof as collateral to a Permitted Swap Contract counterparty or issuer of surety bonds or letters of credit issued to support obligations of a Borrower or Restricted Subsidiary thereof that are incurred in the ordinary course of business;

(x)           Liens, on property described in Section 10.01(i), securing Indebtedness described in Section 10.01(i);

(xi)           survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(xii)           Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);

(xiii)           non-exclusive licenses of patents, trademarks, copyrights or other intellectual property rights;

(xiv)           leases, licenses or other agreements pursuant to which any Borrower or any Subsidiary thereof conveys or grants any Person a leasehold estate in, or the right to use or occupy, any real property or portion thereof, which do not materially impair the current use or value of the applicable property or risk the loss of forfeiture thereto;

(xv)           Liens (including judgment Liens) arising in connection with legal proceedings not constituting an Event of Default under Section 11.01(h);

(xvi)           Liens on any equity interests in any Excluded NINA Subsidiary or in any assets thereof; and

(xvii)           any Lien on any note, bill, check or other instrument held by Citibank Japan Limited or an Affiliate (a “Permitted Japanese Bank”), solely to the extent that (A) such Lien secures an outstanding overdraft amount with respect to the Deposit Account (as defined in the Borrower Security Agreement) of NINA that is located at a Permitted Japanese Bank and denominated in Japanese Yen and (B) such Lien arises solely due to language, contained in such depositary bank’s terms and conditions governing such Deposit Account, providing that if and when there is an outstanding overdraft amount, notes, bills, checks or other instruments held by the depositary bank shall be deemed to have been assigned to the depositary bank as collateral for the overdraft in addition to the rights granted to the depositary bank by operation of law.

“Permitted Swap Contracts” means non-speculative Swap Contracts entered into by any Borrower or Restricted Subsidiary thereof in accordance with a hedging policy or transaction approved by NINA’s board of managers (including in any event any power purchase agreements and interconnection agreements).

“Permitted Use of Proceeds” means the use of proceeds of any Loans to pay, finance and/or refinance 100% of the Borrowers’ portion of any and all costs and expenses of the Project (including construction, engineering and design services, materials and equipment provided by the Consortium, the Co-Contractor and/or any of its affiliates), and any costs associated with equipment, material, labor and/or payroll, any working capital requirements and/or general corporate purposes of any of the Borrowers (including costs and expenses of STPNOC and other costs and expenses reasonably expected to maintain the Project’s compliance with its construction schedule).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan or a Pension Plan which is maintained or sponsored by any Credit Party or any Subsidiary thereof or with respect to which any Credit Party or Subsidiary thereof has any outstanding liability.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal) at such time of such Lender’s Commitments divided by the combined Commitments of all Lenders (or, if all Commitments have been terminated, the aggregate principal amount of such Lender’s Loans divided by the aggregate principal amount of the Loans then held by all Lenders).  The initial Pro Rata Share of each Lender is set forth opposite such Lender’s name in Schedule 1 under the heading “Pro Rata Share” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Project” has the meaning set forth in the EPC Contract.

“Rating Agency” means each or any of Fitch Ratings, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to any of the foregoing.

“Recovery Act” means the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5.

 “Regulation D” means Regulation D of the FRB.

“Regulatory Change” has the meaning set forth in Section 5.02.

“Related Person” has the meaning set forth in Section 12.06.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the controller, the treasurer or the general counsel of such Person, or any other senior officer of such Person having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the controller or the treasurer of any such Person, or any other senior officer of such Person involved principally in the financial administration or controllership function of such Person and having substantially the same authority and responsibility.  Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” has the meaning set forth in Section 10.09.

“Restricted Subsidiary” means each Subsidiary of each Borrower, other than (i) any other Borrower and (ii) any Excluded NINA Subsidiary.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Security Agreement” means the Borrower Security Agreement, the Texas Genco Pledge Agreement and any other agreement (including any deed of trust) pursuant to which any Credit Party provides (or purports to provide) a Lien on its assets in favor or for the benefit of any Lender or the Administrative Agent (for the benefit of the Lenders and Administrative Agent and other “Secured Parties” identified therein) in respect of the Obligations.

“Shaw/TANE ABWR Joint Venture” means an entity to be established and jointly owned by The Shaw Group Inc. and Toshiba America Nuclear Energy Corporation for, among other purposes, investing in Nuclear Innovation North America, LLC’s South Texas Project Units 3 and 4 and pursuing other Advanced Boiling Water Reactor opportunities.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including contingent liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  For purposes of this definition, contingent liabilities shall be valued in good faith, as of the calculation date, by the Chief Financial Officer of the relevant Person (or other officer of such Person qualified to make such calculation and acceptable to the Majority Lenders) at the amount which, in light of all the facts and circumstances existing at such time, represents the amount which would reasonably be expected to become an actual matured liability.

“Specific License” means a license that is issued to a named person upon application filed pursuant to regulations issued by the NRC.

“Specified Equity Proceeds” means an amount equal to the sum of the Net Cash Proceeds received by any Borrower and/or its Subsidiaries from any new issuance of Equity Securities:

 (i) issued by NINA to any Person, and/or

(ii) issued by any Borrower (other than NINA) and/or any Subsidiary thereof to a Person other than NINA and/or its Subsidiaries (except to the extent of an issuance to NINA and/or its Subsidiaries that is required to downstream proceeds described in clause (i), which shall be deemed to result in Specified Equity Proceeds), in each case, (A) as allocated (and in respect of any unused portion, reallocated) by such Person acquiring the relevant Equity Securities without duplication to either (x) the basket set forth in clause (ix) of "Permitted Liens" and/or (z) the basket set forth in Section 10.06(j), and (B) except as would result in an Event of Default pursuant to Section 11.01(j).

“STPNOC” means STP Nuclear Operating Company, a Texas nonprofit company.

“Subordinated Debt” means any Indebtedness of any Borrower or any Subsidiary thereof, which is subject to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement with respect to any Indebtedness of any Borrower, or any Subsidiary thereof, at any time contractually subordinated to the Obligations in right of payment and exercise of remedies against the applicable Borrower and Subsidiary and the Collateral, among the applicable Borrower, the applicable creditor(s) and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders.

“Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Swap Contract” means with respect to any specified Person (i) any and all rate swap transactions (whether from fixed to floating or from floating to fixed), basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk, (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, (iv) agreements (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, or hedges of, any energy, generation capacity or fuel, or any other energy related commodity or service, any emissions credit, price or price indices for any such commodities or any other similar derivative agreements and (v) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in the foregoing clause (i) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) other than an Operating Lease, an agreement for the use or possession of property creating obligations that as of the date hereof, do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“S&W” means Stone & Webster Inc., a Louisiana corporation and an affiliate of Shaw.

“TANE” means Toshiba America Nuclear Energy Corporation, a Delaware corporation.

 “TEPCO Agreements” means, collectively, the Investment and Option Agreement dated as of May 10, 2010, by and among NINA Holdings,  NINA, and TEPCO Nuclear Energy America LLC, and any agreements entered into in connection therewith.

“Texas Genco” means Texas Genco Holdings, Inc., a Texas corporation.

“Texas Genco Pledge Agreement” means that certain pledge agreement to be executed by Texas Genco in favor of the Administrative Agent (for the benefit of the Lenders and the Administrative Agent) substantially in the form of as Exhibit C.

“Tranche A Commitment” means, when used with reference to any Lender at any time, the amount then set forth opposite the name of such Lender on Schedule 1 under the caption “Tranche A Commitment”, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as from time to time reduced pursuant to Section 4.01, or, where the context so requires, the obligation of such Lender to make Tranche A Loans up to such amount on the terms and conditions set forth in this Agreement.

“Tranche A Loans” means a Loan funded pursuant to Section 2.01(a) of this Agreement.

“Tranche A Maturity Date” means the earlier to occur of:

(a) the third anniversary of the Closing Date;

(b) the Business Day immediately after the later of financial closing and the first draw under the DOE Facility;

(c) the date on which the Project is terminated by any of the Borrowers;

(d) the date on which the EPC contract is terminated by S&W, TANE or the Consortium (other than due to a Contractor Event of Default (as defined in the EPC Contract));

(e) the date on which the DOE Application is denied in a final and non-appealable manner;

(f) the Borrower issuing FNTP;

(g) the first date on which the commitments under the Existing TANE Credit Agreement are reduced below $300,000,000, whether on a stated maturity date or otherwise; and

(h)  with respect to all Pre-FNTP work (as FNTP may be extended as the result of any delay caused by any regulatory event or force majeure event) the Co-Contractor is not working on a continuous basis under approved Pre-FNTP Task Orders (as defined in the EPC Contract) with the Co-Contractor at a level required to perform and invoice for at least 50% of its monthly scope of work covered by such Task Orders, in each case other than if such failure to work results from existence of a Contractor Event of Default (as defined in the EPC Contract).

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the Loan Document in which such term is used or the attachment, perfection or priority of the Lien on any Collateral.

“Unit 3” has the meaning assigned to such term in the EPC Contract.

“Unit 4” has the meaning assigned to such term in the EPC Contract.

“United States” and “U.S.” each means the United States of America.

Section 1.02                      Accounting Principles.

(a)           Accounting Terms.  Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, consistently applied.

(b)           GAAP Changes.  If GAAP shall have been modified after the date hereof and the application of such modified GAAP shall have a material effect on any financial computations hereunder, then such computations shall thereafter be made and the financial statements, certificates and reports due hereunder shall be prepared, and all accounting terms not otherwise defined herein shall be construed, in accordance with GAAP as in effect prior to such modification, unless and until the Majority Lenders and the Borrowers shall have agreed upon the terms of the application of such modified GAAP. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, for all purposes during the term of this Agreement and any other Loan Document, each lease that pursuant to GAAP as in effect on the date hereof would be classified as a capital lease or an operating lease will continue to be so classified, notwithstanding any change in characterization of that lease subsequent to the date hereof based on changes in GAAP or interpretation of GAAP.

(c)           “Fiscal Year” and “Fiscal Quarter”.  References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrowers.

Section 1.03                      Interpretation.  In the Loan Documents, except to the extent the context otherwise requires:

(a)           Any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

(b)           The words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears.

(c)           The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

(d)           The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”

(e)           References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents.

(f)           References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to.

(g)           Any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document.

(h)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(i)           The use of a word of any gender shall include each of the masculine, feminine and neuter genders.

(j)           This Agreement and the other Loan Documents are the result of negotiations among the Administrative Agent, the Borrowers and the other parties thereto, if any, have been reviewed by counsel to the Administrative Agent, the Borrowers and such other parties, if any, and are the product of the negotiation thereof by all parties.  Accordingly, they shall not be construed against any party thereto merely because of such party’s involvement in their preparation.

ARTICLE II

THE LOANS

Section 2.01                      The Loans.

(a)           Tranche A Loans.  Each Lender severally agrees, on the terms and conditions set forth herein, to make to the Borrowers cash loans in respect of, and for the sole and exclusive purpose of financing, any and all Permitted Use of Proceeds (each a “Tranche A Loan” and, collectively, the “Tranche A Loans”) from time to time on any Business Day during the Availability Period, in an aggregate principal amount not exceeding such Lender’s Tranche A Commitment.  Within the limits of each Lender’s Commitment (as the same may be modified hereunder), during the Availability Period, the Borrowers may borrow, repay the Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

Section 2.02                      Borrowing Procedure.

(a)           Notice to the Administrative Agent.  Each Borrowing shall be made on a Business Day upon written notice from the Borrowers to the Administrative Agent, which notice shall be received by the Administrative Agent not later than 11:00 A.M. (New York time) at least four Business Days prior to the date of such proposed Borrowing.  Each such notice shall be in substantially the form of Exhibit D (a “Notice of Borrowing”) and shall include the other certifications and information and attachments required thereby related to such proposed Borrowing to the extent applicable (including a copy of the Co-Contractor Invoice in respect of Borrowings other than for Non-Shaw Costs).  Notwithstanding Section 2.01(a), the Lenders shall have no obligation to fund Borrowings (i) in excess of $10,000,000 in any fiscal month in respect of Non-Shaw Costs, and (ii) in excess of $40,000,000 in respect of Borrowings to finance Non-Shaw Costs, in each case without the consent of the Majority Lenders.

(b)           Notice to the Lenders.  Promptly (and in any case within one Business Day) following each Notice of Borrowing (as defined in Section 2.02(a)), the Administrative Agent shall give each Lender prompt notice by telephone (confirmed promptly in writing) or by facsimile of the applicable Borrowing, specifying the information contained in the applicable Notice of Borrowing and such Lender’s Pro Rata Share of the Borrowing.  On the date of each Borrowing, each Lender shall make available a Loan in an amount equal to such Lender’s Pro Rata Share of such Borrowing in same day or immediately available funds, to the Administrative Agent for the Administrative Agent’s Account not later than 12:00 noon (New York time).  Upon fulfillment of the applicable conditions set forth in Article VII and after receipt by the Administrative Agent of such funds advanced to the Administrative Agent by a Lender the Administrative Agent shall make such funds available to the Co-Contractor (or its designee) under the Contractor Invoice attached to the Notice of Borrowing to the extent applicable by wire transfer to an account designated by the Co-Contractor, or to the Borrower (as applicable) in same day or immediately available funds on such Borrowing date.  If any Lender makes available to the Administrative Agent funds for any Borrowing as provided in this Article, and such funds are not made available to the Borrowers by the Administrative Agent because the applicable conditions set forth in Article VII are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.03                      Non-Receipt of Funds.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender shall not make available to the Administrative Agent (if applicable) a Loan in an amount equal to such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Loan available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent such Lender shall not have so made such Loan available to the Administrative Agent, and the Administrative Agent in such circumstances shall have made available funds to the Borrowers such amount, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If such amount is not made available by such Lender to the Administrative Agent on the Business Day following the Borrowing date, the Administrative Agent shall notify the Borrowers of such failure to fund and, upon demand by the Administrative Agent, the Borrowers shall pay such amount to the Administrative Agent for the Administrative Agent’s Account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

Section 2.04                      Lending Offices.  The Loans made or deemed made by each Lender may be made from and maintained at such offices of such Lender (each a “Lending Office”) as such Lender may from time to time designate (whether or not such office is specified on Schedule 2).  A Lender shall not elect a Lending Office that, at the time of making such election, increases, by more than a de minimis amount, the amounts which would have been payable by any Borrower to such Lender under this Agreement in the absence of such election (including as a result of taxes imposed by any jurisdiction).  With respect to Loans made from and maintained at any Lender’s non-U.S. offices, the obligation of the Borrowers to repay such Loans shall nevertheless be to such Lender and shall, for all purposes of this Agreement (including for purposes of the definition of the term “Majority Lenders”) be deemed made or maintained by it, for the account of any such office.

Section 2.05                      Evidence of Indebtedness.  The Loans made by each Lender shall be evidenced by one or more loan accounts maintained by such Lender and the Administrative Agent in accordance with their usual practices.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

ARTICLE III

INTEREST AND FEES

Section 3.01                      Interest.

(a)           Interest Rate; Payment in Cash and Capitalization.  The Borrowers shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Loan to the Eurodollar Rate for such Interest Period plus the Applicable Margin.  At their election (in their sole discretion), the Borrowers may pay interest (x) in cash, (y) by increasing the principal amount of the Loans by the amount of interest accrued since the previous interest payment date pursuant to Section 3.01(c); or (z) a combination of the foregoing.

(b)           Interest Periods.  Each Interest Period for each Loan shall be one-month, three-month, and six-month period as selected by the Borrower; provided, however, that no Interest Period shall extend beyond the Maturity Date.  The determination of Interest Periods shall be subject to the following provisions:

(i)           in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the ending calendar month of such Interest Period) shall end on the last Business Day of the ending calendar month of such Interest Period.

(c)           Interest Payment Dates.  Subject to Section 3.01(a) and Section 3.02, interest on the Loans shall be payable in arrears on the last day of each Interest Period (and every three months for Interest Periods of longer than three months) and at maturity, provided that if any prepayment is effected other than on a date set forth above, accrued interest on such Loan shall be due on such prepayment date as to the principal amount of such Loan prepaid.

(d)           Notice to the Borrowers and the Lenders.  Each determination by the Administrative Agent hereunder of a rate of interest and of any change therein shall be prima facie evidence thereof and shall be promptly notified by the Administrative Agent to the Borrowers and the Lenders.  Such notice shall set forth in reasonable detail the basis for any such determination or change.  The failure of the Administrative Agent to give any such notice specified in this subsection shall not affect any Borrower’s obligation to pay such interest.

Section 3.02                      Default Rate of Interest.  Notwithstanding Section 3.01, in the event that any amount of principal on any Loan, or any amount of interest on any Loan or other amount payable hereunder or under the Loan Documents, is not paid in full when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, the Borrowers shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment to the extent permitted by law, at a rate per annum equal at all times to the rate of interest (if any) otherwise applicable to such Obligation, plus the Default Rate.  Additionally, during the continuance of any Event of Default, the Borrowers shall pay interest on the outstanding Obligations thereof, at a rate per annum equal to the rate of interest otherwise applicable to the Loans, plus the Default Rate.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand by the Majority Lenders.

Section 3.03                      Computations.  All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such fee or interest is payable (which results in more interest, as applicable, being paid than if computed on the basis of a 365-day or 366-day year).  Notwithstanding the foregoing, if any Loan is repaid on the same day on which it is made, such day shall not be included in computing interest on such Loan.

Section 3.04                      Highest Lawful Rate.  Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by any Lender in connection with this Agreement under applicable law (the “Maximum Rate”), the Borrowers shall not be obligated to pay, and such Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

ARTICLE IV

REDUCTION OF COMMITMENTS;

REPAYMENT; PREPAYMENT

Section 4.01                      Extension of Maturity Date; Reduction or Termination of the Commitments.

(a)           Extension.  On the date (the “Scheduled Maturity Date”) set forth in clause (A) of the definition of “Tranche A Maturity Date”, such Scheduled Maturity Date shall automatically be extended for an additional one year period if:

(i)           on or within ten (10) Business Days preceding such Scheduled Maturity Date, the Borrowers deliver to the Administrative Agent, in form and substance reasonably satisfactory to it (A) evidence of the consent of the Guarantors and Texas Genco (and any Additional Grantors) to such extension, and (B) a certificate of the Borrowers dated as of the Scheduled Maturity Date signed by a Responsible Officer of each Borrower certifying (1) the resolutions adopted by each Borrower approving or consenting to such extension and (2) that, before and after giving effect to such extension, the representations and warranties contained in Article VIII and in the other Loan Documents shall be true and correct in all respects (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties that are not so qualified) on and as of the Scheduled Maturity Date as though made on and as of such date, except for such representations and warranties that by their terms relate to a different date, in which case the Borrowers shall certify that such representations and warranties are true and correct (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties that are not so qualified) as of such date (provided that the certification made pursuant to this clause (2) by bringdown of the representations and warranties contained in Section 8.16(a) shall be deemed a certification not of the financial statements identified in such Section 8.16(a), but of the financial statements most recently delivered pursuant to Sections 9.01(a)(i) and (ii)), and that no Default shall have occurred and be continuing; and

(ii)           the certifications made by the Borrowers in clause (i)(B) above are in fact true and correct to the extent set forth herein;

(iii)           provided, however, that:

(A)            (1) in no event shall the Scheduled Maturity Date be extended past the earlier of (x) the fourth anniversary of the Closing Date, and (y) the FNTP Date.

(b)           Mandatory Termination.  The Tranche A Commitments shall terminate on the Tranche A Maturity Date.

Section 4.02                      Repayment of the Loans.  The Borrowers shall repay to the Lenders, in full, the aggregate principal amount of all outstanding Borrowings on the Tranche A Maturity Date therefor subject to any extensions pursuant to Section 4.01.

Section 4.03                      Prepayments.

(a)           Optional Prepayments.  Subject to Section 5.01, the Borrowers may, upon written notice to the Administrative Agent at least three Business Days prior to the date of any prepayment pursuant to this subsection, prepay the outstanding amount of the Loans in whole or ratably in part, without premium or penalty.  Partial prepayments shall be in the amount of $500,000 or a greater amount which is an integral multiple of $100,000 (or, if less, the entire principal amount of the Loans then outstanding).

(b)           Mandatory Prepayments.

(i)           If at any time the aggregate principal amount of the outstanding Tranche A Loans shall exceed the aggregate amount of all Lenders’ Tranche A Commitments, the Borrowers shall immediately prepay the Tranche A Loans in the amount of such excess.

(ii)           Following any incurrence by any Borrower or any Restricted Subsidiary thereof of Indebtedness described in clause (i) of the definition thereof (other than any such Indebtedness permitted under Section 10.01(a), (b), (d), (f), (g), (i), (j), (n) and (o)), the Borrowers shall, within five Business Days of receipt of the Net Cash Proceeds thereof, prepay the outstanding principal amount of the Loans in an amount equal to the lesser of (1) such Net Cash Proceeds and (2) the outstanding principal amount of the Loans then outstanding, all accrued interest thereon and all other Obligations then due and payable.  The provisions of this subsection shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(c)           Notice; Application.  The notice given of any prepayment (a “Notice of Prepayment”) shall specify the date and amount of the prepayment and whether such prepayment is pursuant to Section 4.03(a) or Section 4.03(b).  Upon receipt of the Notice of Prepayment the Administrative Agent shall promptly notify each Lender thereof.  If the Notice of Prepayment is given, the Borrowers shall make such prepayment and the prepayment amount specified in such Notice of Prepayment shall be due and payable on the date specified therein, with accrued interest to such date on the amount prepaid and any amounts due pursuant to Section 5.01.

Section 4.04                      Discharge of Obligations by Conversion into Class A Membership Interests. **

(b)           Upon the conversion pursuant to Section 4.04(a), the Borrowers shall deliver to the Administrative Agent for distribution to the Lenders (in accordance with their Pro Rata Shares as appropriate pursuant to Section 6.01) the membership interest certificates evidencing such Conversion Class A Membership Interests in such amounts as appropriate pursuant to Section 4.04(a), and each Lender shall become a party to the NINA Operating Agreement (other than Section 5.6 thereof) as long as the NINA Operating Agreement shall have been amended in a manner reasonably satisfactory to the Lenders to provide the Lenders with treatment equal in all material respects to that of TANE as an equity holder thereunder (other than with respect to Section 5.6 of the NINA Operating Agreement) to the extent of the Lenders’ Membership Percentage (as defined in the NINA Operating Agreement) resulting from such conversion.

(c)           If on the Conversion Date pursuant to Section 4.04(a) the Conversion Tranche A Outstandings (after giving effect to the adjustments set forth in such Section) are less than the Obligations outstanding in respect of the Tranche A Loans, then the amount of such difference shall be payable in cash by the Borrowers.

(d)           Upon the delivery of the Conversion Class A Membership Interest to the Administrative Agent for distribution to the Lenders in the amounts and on the dates set forth in Section 4.04(a) in respect of Conversion Tranche A Outstandings and the making of any payments set forth in Section 4.04(c), the Obligations will have been paid and discharged up (including for purposes of the first paragraph of Article IX and Article X of this Agreement) to the amount of the Conversion Tranche A Outstandings (plus any interest added to principal pursuant to Section 3.01(a) which is included in the Conversion Tranche A Outstandings due to the adjustments set forth in Section 4.04(a)) and the payments made pursuant to Section 4.04(c).

Section 4.05                      Net Payments.  The Borrowers’ obligations to make payments of principal and interest on the Borrowings and of other amounts under the Loan Documents to the extent set forth therein, and the rights of the Administrative Agent and Lenders in and to such payments, shall be absolute and unconditional and shall not be subject to any abatement, reduction, set-off, defense, counterclaim or recoupment for any reason whatsoever, including without limitation abatements or reductions due to any present or future claims of any Borrower against the Co-Contractor, the Administrative Agent or any Lender under any Loan Document or otherwise, against any vendor of Equipment and Materials used or planned to be used, or against any other Person for whatever reason.  Except as otherwise expressly provided herein, this Agreement shall not terminate, nor shall the obligations of any Borrower be affected, by reason of (i) any defect in or damage to, or any loss or destruction of, any of the Equipment and Materials or otherwise from any cause whatsoever, (ii) any bankruptcy, insolvency, reorganization or other proceeding relating to, or any action taken by any trustee or receiver of, the Administrative Agent, any Lender or any other Person, or (iii) for any other cause, whether similar or dissimilar to the foregoing, any present or future law or regulation to the contrary notwithstanding, whether or not such cause shall give rise to a claim by any Borrower against any Lender or other Person under the EPC Contract, Pre-FNTP Task Order (as defined in the EPC Contract), or otherwise, it being the express intention of the parties hereto that all amounts payable by the Borrowers under the Loan Documents to the extent set forth therein shall be, and continue to be, payable in all events unless the obligation to pay shall be terminated pursuant to the express provisions of this Agreement or such other applicable Loan Document.  All payments made by the Borrowers hereunder or under any other Loan Document as required hereby or thereby shall be final, and the Borrowers shall not seek to recover any such payment or any part thereof for any reason whatsoever.  Nothing in this Agreement, including the preceding sentence, shall, however, release any claim any Borrower may have against the Co-Contractor (and any Person providing credit support for the Co-Contractor’s obligations), whether in connection with the EPC Contract, Pre-FNTP Task Order (as defined in the EPC Contract), or otherwise. If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise (other than by the written agreement of the Lenders), the Borrowers shall nonetheless, to the extent permitted by applicable law, pay to the Administrative Agent, on behalf of Lenders, an amount equal to each payment due and payable by the Borrowers hereunder at the time and in the manner that such payment would have become due and payable under the terms of this Agreement if it had not been terminated in whole or in part.

ARTICLE V

YIELD PROTECTION AND ILLEGALITY

Section 5.01                      Compensation for Losses.  In addition to such amounts as are required to be paid by any Borrower pursuant to Section 5.02, the Borrowers shall compensate each Lender, promptly upon receipt of such Lender’s written request made to the Borrowers (with a copy to the Administrative Agent), for all actually incurred losses, costs and expenses (including any loss or expense incurred by such Lender in obtaining, liquidating or re-employing deposits or other funds to fund or maintain its Loans), if any, which such Lender sustains: (i) if the Borrowers repay or prepay any Loan on a date other than the last day of an Interest Period for such Loan (whether as a result of an optional prepayment, mandatory prepayment, a payment as a result of acceleration or otherwise); (ii) if the Borrowers fail to borrow any Loan after giving a Notice of Borrowing; (iii) if the Borrowers fail to prepay any Loan after giving a Notice of Prepayment; or (iv) if any Loan is assigned pursuant to Section 5.05 other than on the last day of an Interest Period for such Loan.

Section 5.02                      Regulatory Changes.

(a)           Increased Costs.  If after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (a “Regulatory Change”), or compliance by any Lender (other than Shaw) or such Lender’s Lending Office with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the FRB, but excluding with respect to any Loan any such requirement included in the calculation of the Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender’s Lending Office or shall impose on any Lender (or its Lending Office) or on the interbank eurodollar market any other condition affecting its Loans or its obligation to make Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making, funding or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement with respect thereto, by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as shall compensate such Lender for such increased cost or reduction.

(b)           Capital Requirements.  If any Lender (other than Shaw) shall have determined that any Regulatory Change regarding capital adequacy, or compliance by such Lender (or any corporation controlling such Lender) with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, has or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy), by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as shall compensate such Lender for such reduction.

(c)           Requests.  Any such request for compensation by a Lender under this Section 5.02 shall be in writing and set forth in reasonable detail the basis of calculation thereof and shall be prima facie evidence of the amount of such compensation.  In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods generally used in the marketplace.

Section 5.03                      Illegality.  If any Lender shall determine that it has become unlawful, as a result of any Regulatory Change, for such Lender to make or maintain Loans as contemplated by this Agreement, such Lender shall promptly give notice of such determination to the Borrowers (through the Administrative Agent), and the obligation of such Lender to make Loans shall be suspended until such Lender gives notice that the circumstances causing such suspension no longer exist.  Any such determination shall be prima facie evidence thereof.  Upon receipt of such notice, the Borrowers shall, within thirty (30) days of demand from such Lender (with a copy to the Administrative Agent), prepay all Loans of such Lender, unless such Lender may not lawfully continue to maintain such Loans, in which case the relevant Loans shall be prepaid within five (5) Business Days of such notice.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

Section 5.04                      Obligation to Mitigate.  Each Lender (other than Shaw) agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 5.02(a), 5.02(b) or 5.03, and in any event if so requested by any Borrower, such Lender shall use commercially reasonable efforts to make, fund or maintain its affected Loans through another Lending Office if as a result thereof the increased costs would be avoided or reduced by an amount reasonably determined by such Lender to be material, the making, funding or maintaining of such Loans through such other Lending Office would not in any material respect be disadvantageous to such Lender or contrary to such Lender’s normal generally applied banking practices.

Section 5.05                      Substitution of Lenders.  Upon the receipt by any Borrower from any Lender (an “Affected Lender”) of a request for compensation under Section 5.02 or a notice under Section 5.03, the Borrowers may (i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment(s), or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment(s) (a “Replacement Lender”); provided, however, that the Borrowers shall be liable for the payment promptly upon demand of all costs and other amounts arising under Section 5.01 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Loan then outstanding.  Any such designation of a Replacement Lender under the foregoing clause (ii) shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 13.10 (with the assignment fee to be paid by the Borrowers in such instance), and shall in any event be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

ARTICLE VI

PAYMENTS

Section 6.01                      Pro Rata Treatment.  Except as otherwise provided in this Agreement, each Borrowing hereunder, each Commitment reduction, each payment (including each prepayment and each payment in Conversion Class A Membership Interests pursuant to Section 4.04(a))by any Borrower on account of the principal of and interest on the Loans shall be made ratably in accordance with the respective Pro Rata Shares of the Lenders (other than in respect of prepayments made as a result of Article V above).

Section 6.02                      Payments.

(a)           Payments to the Administrative Agent.  Subject to Section 4.04(a) of this Agreement, the Borrowers shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or other defense, not later than 1:00 P.M. (New York time) on the day when due to the Administrative Agent, and (except with respect to interest paid in kind pursuant to Section 3.01(a)) in Dollars and in same day or immediately available funds, to the Administrative Agent’s Account.

(b)           Payments to Lenders.  Subject to Section 4.04 of this Agreement, the Administrative Agent shall promptly distribute like funds relating to the payment of principal or interest or any other amounts payable to the Lenders, ratably (except as a result of the operation of Article V) to the Lenders in accordance with their Pro Rata Shares.

(c)           Application.  After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 11.02), any amounts received on account of the Obligations shall be applied in the following order: (A) first, to any fees, costs, expenses and other amounts due the Administrative Agent (including interest thereon, if any); (B) second, to any fees, costs, expenses and other amounts due the Lenders (excluding principal and interest); (C) third, to accrued and unpaid interest on any principal and other Obligations due the Lenders; and (D) fourth, to principal due the Lenders.

(d)           Extension.  Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other due date specified for the discharge of any Obligation hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such Interest Payment Date or other Obligation shall be due, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder.

Section 6.03                      [Reserved]

(a)

Section 6.04                      Non-Receipt of Funds.  Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to any of the Lenders hereunder that the Borrowers shall not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 6.05                      Sharing of Payments.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loans made by it (other than pursuant to a provision hereof providing for non-pro rata treatment, including Article V hereof) in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five Business Days of such receipt purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the respective Pro Rata Shares of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of any Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 6.05 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  No documentation other than notices and the like referred to in this Section 6.05 shall be required to implement the terms of this Section 6.05.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01                      Conditions Precedent to the Initial Loans.  The obligation of each Lender to make its initial Loan as part of the initial Borrowing shall be subject to the satisfaction of each of the following conditions precedent on or before the date thereof:

(a)           Fees and Expenses.  The Borrowers shall have paid to the Administrative Agent (unless waived by the Administrative Agent) all invoiced costs and expenses, if any, then due in accordance with Section 13.04(a).

(b)           Material Adverse Effect.  On and as of the date of such Borrowing, there shall have occurred no Material Adverse Effect since December 31, 2009.

(c)           Loan Documents.  The Administrative Agent shall have received the following Loan Documents, each in form and substance reasonably satisfactory to it and signed by each party thereto:

(i)           this Agreement;

(ii)           the Intercreditor Agreement in substantially the form of Exhibit B hereto;

(iii)           the Texas Genco Pledge Agreement in substantially the form of Exhibit C hereto;

(iv)           the Borrower Security Agreement in substantially the form of Exhibit E hereto;

(v)           except as otherwise agreed upon by the Administrative Agent in writing, the Administrative Agent shall hold a perfected first priority security interest for the benefit of the Administrative Agent and the Lenders on the Collateral (including with respect to (A) deposit account control agreements with respect to each deposit account comprising Collateral of each Borrower and (B) securities account control agreements with respect to each securities account comprising Collateral of each Borrower; and intellectual property security agreements with respect to patents, trademarks, copyrights or applications therefor filed with the United States Patent and Trademark Office or the United States Copyright Office (as applicable) that constitute part of the Collateral as of the date of the initial Borrowing (if any).

(d)           Documents and Actions Relating to Collateral.  The Administrative Agent  shall have received the following, in form and substance reasonably satisfactory to it:

(i)           evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Administrative Agent or the Administrative Agent, as applicable (for the benefit of the Lenders and Administrative Agent), a perfected first priority Lien on the Collateral (subject to Permitted Liens), including evidence of the filing of completed UCC-1 financing statements in the appropriate governmental offices;

(ii)           the results, dated as of a recent date prior to the date of such initial Borrowing, of searches conducted (A) in the UCC filing records in the office of the Secretary of State of each State where a Credit Party is organized and in each of the governmental offices in each jurisdiction in which a material portion of fixture Collateral (including that which will be part of the Project) is or is intended to be located, and (B) of the public records maintained by the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to all United States patents and patent applications and all United States registered trademarks and trademark applications owned by each Borrower or all copyrights and copyright applications owned by each Borrower (as applicable), which in each case shall have revealed no Liens with respect to any of the Collateral, except in each case for Permitted Liens or Liens as to which the Administrative Agent shall have received (and is authorized to file) termination statements or documents (Form UCC-3 or such other termination statements or documents as shall be required by applicable law) fully executed for filing; and

(iii)           copies of the certificates or instruments representing any pledged Collateral, together with copies of undated stock powers or endorsements, as the case may be, executed in blank, with respect thereto.

(e)           Additional Closing Documents and Actions.  The Administrative Agent shall have received the following, in form and substance reasonably satisfactory to it:

(i)           except as otherwise agreed upon by the Administrative Agent in writing, certificate of insurance and endorsements, naming the Administrative Agent as loss payee and naming the Administrative Agent as an additional insured, in respect of the insurance policies (other than business interruption insurance, workers’ compensation insurance and any directors and officers insurance and other non-assignable insurance) required under this Agreement and Collateral Documents;

(ii)           a certificate of a Responsible Officer of each Borrower, dated the date of the initial Borrowing, certifying that: (A) attached thereto is evidence that all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents have been obtained (if any); (B) the representations and warranties contained in Article VIII and in the other Loan Documents are true and correct in all respects (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties that are not so qualified) on and as of the date of such certificate as though made on and as of such date, and (C) on and as of the date of such Borrowing, no Default shall have occurred and be continuing or shall result from such Borrowing;

(iii)           the initial Business Plan and copies of the financial statements referred to in Section 8.16(a);

(iv)           certificates as to good standing from the Secretary of State of (A) each Credit Party’s jurisdiction of organization, (B) the jurisdiction in which the chief executive office or principal place of business of each Credit Party is situated (if different from its jurisdiction of organization), and (C) each other jurisdiction in which the failure of any Credit Party to be in good standing would result in a Material Adverse Effect, each dated as of a recent date prior to the date hereof and prior to the date of the initial Borrowing; and

(v)           a certificate of the Secretary or Assistant Secretary (or, if no such officer has been appointed, another officer) of each Credit Party, dated the date hereof, and a certificate of the Secretary or Assistant Secretary of each Credit Party, dated the date of such initial Borrowing, certifying (A) copies of the Organization Documents of such Credit Party, (B) the resolutions of the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Loan Documents and (C) the incumbency, authority and signatures of each officer of such Credit Party authorized to execute and deliver the Loan Documents and act with respect thereto.

(f)           Legal Opinions.  The Administrative Agent shall have received an opinion of counsel to the Credit Parties, dated the date of such Borrowing and addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(g)           DOE Filings.  The Borrowers shall have delivered to the Administrative Agent copies of the DOE Application and material filings related thereto.

(h)           Ratings Information.  The Borrowers shall have delivered to the Administrative Agent copies of all material information, if any, submitted to credit ratings agencies, financial institutions, and insurers in conjunction with their customary due diligence.

Section 7.02                      Conditions Precedent to All Loans.  The obligation of each Lender to make a Loan on the occasion of each Borrowing shall be subject to the satisfaction of each of the following conditions precedent:

(a)           Notice.  The Borrowers shall have given the Notice of Borrowing as provided in Section 2.02(a).

(b)           Representations and Warranties; No Default.  On the date of such Borrowing, both immediately before and immediately after giving effect thereto and to the application of proceeds therefrom:  (i) the representations and warranties contained in Article VIII and in the other Loan Documents shall be true and correct in all respects (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties that are not so qualified) on and as of the date of such Borrowing as though made on and as of such date, except for such representations and warranties that by their terms relate to a different date, in which case such representations and warranties shall be true and correct in all respects (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties that are not so qualified) as of such date (provided that for purposes of this clause (i) for periods after the initial delivery under Sections 9.01(a)(i) and (ii); the representations and warranties contained in Section 8.16(a) shall be deemed to refer not to the financial statements identified in such Section 8.16(a), but to the financial statements most recently delivered pursuant to Sections 9.01(a)(i) and (ii)); and (ii) no Default shall have occurred and be continuing or shall result from such Borrowing.  The giving of any Notice of Borrowing shall each be deemed a certification to Administrative Agent and the Lenders that on and as of the date of such Borrowing such statements are true.

(c)           EPC Contract.  The EPC Contract shall be in full force and effect.

(d)           Tranche A Maturity Date. The Tranche A Maturity Date shall not have occurred.

(e)           Additional Documents. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such additional approvals, documents and other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to each Lender and the Administrative Agent that:

Section 8.01                      Organization and Powers.  Each Credit Party (i) is duly organized or formed, as the case may be, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization, (ii) is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect, (iii) has all requisite power and authority to own its assets and carry on its business, except where the failure so to have would not reasonably be expected to have a Material Adverse Effect, and (iv) has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

Section 8.02                      Authorization; No Conflict.  The execution, delivery and performance by each Credit Party of the Loan Documents to which such Person is a party have been duly authorized by all necessary action of such Credit Party and do not and will not (i) subject to any action, consent or approval that may be required under NINA’s Operating Agreement or any other operating agreement of any Borrower (which actions, consents or approvals have been obtained and are in full force and effect), contravene the terms of the Organization Documents of such Credit Party, (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Credit Party is a party or by which any Credit Party or its properties may be bound or affected where such breach or default would not reasonably be expected to result in a Material Adverse Effect, or result in a breach of, or constitute a default under, any material indenture or credit agreement to which NRG is a party (including the NRG Debt Documents) (iii) subject to obtaining any required approvals as set forth in Section 8.04, violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting such Credit Party where such violation would reasonably be expected to result in a material adverse effect on the interests of the Lenders, taken as a whole, or (iv) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to (A) any of the properties of any Borrower or Guarantor (other than Permitted Liens) or (B) any of the Collateral pledged under the Texas Genco Pledge Agreement (other than Permitted Liens) or pledged by any Additional Grantor.

Section 8.03                      Binding Obligation.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance), to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.

Section 8.04                      Consents.  No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by any Credit Party of any of the Loan Documents, except for (i) recordings or filings or other action in connection with the perfection of the Liens on the Collateral in favor of the Administrative Agent (for the benefit of the Lenders and Administrative Agent), (ii) following the issuance of any Specific License issued by the NRC to any Borrower or any Subsidiary thereof, any Specific License or authorization for direct or indirect transfer of control of a Specific License that may be required by the NRC for the exercise of any remedy provided for under the Security Documents, (iii) following the generation or transmission of electric energy by any Borrower or any Subsidiary thereof, applicable state or federal regulatory approvals that may be required for the exercise of certain remedies provided for under the Security Documents, (iv) any actions, consents, approvals, registrations or filings where the failure to obtain or make the same would not reasonably be expected to have a material adverse effect on the interests of the Lenders, taken as a whole, or (v) such as have been made or granted and are in full force and effect.

Section 8.05                      Title to Properties; Liens.  Each Borrower and each Restricted Subsidiary thereof (and Texas Genco, only with respect to the assets pledged pursuant to the Texas Genco Pledge Agreement) has title to, or valid and subsisting leasehold or license interests in, its material properties and assets (except for intellectual property rights, for which representations and warranties under this Agreement are addressed exclusively in Section 8.13 and Section 8.14), including all property forming a part of the Collateral, and there is no Lien upon any of such properties or assets, including any of the Collateral, except for Permitted Liens.  All real property in which as of the date hereof any Borrower or Restricted Subsidiary thereof has an ownership interest is listed on Schedule 8.05.

Section 8.06                      Litigation.  Except as set forth in Schedule 8.06, there are no actions, suits, investigations or proceedings pending or, to the best of any Borrower’s knowledge, threatened in writing against or affecting any Credit Party or the properties of any Credit Party before any Governmental Authority or arbitrator that involve any Loan Document or that, as to which there is a reasonable possibility of an adverse determination, and that if determined adversely to such Credit Party, would result in a Material Adverse Effect.  To the knowledge of any credit party, no injunction, write, temporary restraining order of any nature has been issued and is outstanding any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Documents, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 8.07                      Compliance with Environmental Laws.  Each Borrower and each Subsidiary thereof is in compliance with all Environmental Laws, including possession of all permits required by Environmental Laws, whether in connection with the ownership, use, maintenance or operation of their respective properties or the conduct of any business thereon, or otherwise, except for such noncompliance that would not result in a Material Adverse Effect.  Neither any Borrower, any of its Subsidiaries nor to the best of each Borrower’s knowledge, any previous owner, tenant, occupant, user or operator of their respective businesses, operations or properties, or any present tenant or other present occupant, user or operator of their respective businesses, operations or properties has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Substances on, under, or at their respective properties, except in each case for such noncompliance that would not result in a Material Adverse Effect.  There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of each Borrower’s knowledge, threatened in writing against or affecting any Borrower or any Subsidiary thereof or with respect to the ownership, use, maintenance and operation of their respective properties, relating to Environmental Laws or Hazardous Substances, except as would not result in a Material Adverse Effect.

Section 8.08                      Investment Company Status.  No Borrower or Subsidiary thereof is an “investment company,” or a company “controlled” by an “investment company,” in each case required to be registered as such pursuant to, and within the meaning of the Investment Company Act of 1940.

Section 8.09                      ERISA.  Except as would not result in a Material Adverse Effect:

(a)           each Credit Party is in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan;

(b)           no ERISA Event has occurred; and

(c)           all liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plan, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto.

Section 8.10                      Subsidiaries and Other Equity Investments.

(a)           Each Subsidiary of each Borrower on the date of this Agreement is listed in Schedule 8.10.  Except as set forth in such Schedule, on the date of this Agreement no Borrower holds, directly or indirectly, any equity interest in any other Person.

(b)           Schedule 8.10 sets forth as of the date hereof (i) the jurisdiction of organization of each Subsidiary of each Borrower, (ii) the nature of the legal organization of each such Subsidiary, (iii) the number and percentage of the capital stock or other equity interests of each such Subsidiary that any Borrower owns, and (iv) any other Persons directly owning any interest in any such Subsidiary and the number and percentage of the capital stock or other equity interests of such Subsidiary owned by such other Persons.  All of the issued and outstanding capital stock or other equity interests of each such Subsidiary have been duly authorized and are validly issued and are fully paid and non-assessable.  No securities convertible into or exchangeable for any shares of capital stock or other ownership interests of any Borrower’s Restricted Subsidiaries, or any options, warrants or other commitments entitling any Person to purchase or otherwise acquire any shares of capital stock or other ownership interests of such Subsidiaries, are issued and outstanding, except in each case as set forth in the TEPCO Agreements.

Section 8.11                      Margin Regulations.  The proceeds of the Loans shall be used solely for Permitted Use of Proceeds and within the limitations set forth in Section 2.02(a).  No Borrower an no Restricted Subsidiary of any Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U of the FRB) in contravention of Regulation U of the FRB.

Section 8.12                      Taxes.  Each Borrower and each Subsidiary thereof have duly filed all material tax and information returns required to be filed, and have paid or caused to be paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes, fees, assessments or other charges or levies are being contested in good faith and are adequately reserved against in accordance with GAAP.  There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect or cause any Borrower or Subsidiary thereof not to be Solvent.  No Borrower and no Subsidiary thereof is party to any tax sharing agreement except as consented by the Majority Lenders.

Section 8.13                      Patents and Other Rights.  To the best of each Borrower’s knowledge, in respect of all material patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto of the Borrowers and the Restricted Subsidiaries thereof, no Borrower and no Restricted Subsidiary thereof is in violation of any rights of others with respect to the use of the foregoing, except for such violation that would not reasonably be expected to have a Material Adverse Effect.

Section 8.14                      Intellectual Property.  Each Borrower and each of its Restricted Subsidiaries owns, or is licensed or has rights to use, all Intellectual Property used by it except in each case as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the best of each Borrower’s knowledge, no other Person has contested any right, title or interest of any Borrower or any Restricted Subsidiary of any Borrower in, or relating to, any Intellectual Property, other than as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.15                      Insurance.  The properties of each Borrower and each Subsidiary thereof are insured, with financially sound and reputable insurance companies not Affiliates of any Borrower (except to the extent that such companies cease to be financially sound or reputable and the Borrowers are otherwise in compliance with Section 9.04), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where such Borrower or such Subsidiary operates.

Section 8.16                      Financial Statements and Projections.

(a)           (i) The consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flow, as of December 31, 2009, audited by KPMG LLP, independent public accountants, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP except to the extent provided in the notes to said financial statements, and present fairly in all material respects the consolidated financial condition of the Borrowers and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended and (ii) the unaudited consolidated balance sheet of NINA and its Subsidiaries as of September 30, 2010, and the related consolidated statements of income, shareholders’ equity and cash flows, for the applicable fiscal period then ended, are complete and correct in all material respects and fairly present the financial condition of NINA and its Subsidiaries as of such dates and the results of operations of NINA and its Subsidiaries for the periods covered by such statements, in each case in accordance with GAAP consistently applied, subject, in the case of financial statements other than annual financial statements, to year-end adjustments and the absence of notes.

(b)           Since December 31, 2009, there has been no Material Adverse Effect.

Section 8.17                      Compliance with Laws, Etc.  Each Borrower and each Subsidiary thereof is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, and all orders, writs, injunctions and decrees applicable to it or to its properties, except in each case for such noncompliance that would not result in a Material Adverse Effect or a material adverse effect on the interests of the Lenders taken as a whole.

Section 8.18                      Solvency.  As of the date hereof, the Credit Parties, taken as a whole, are Solvent.  The Borrowers, taken as a whole, are Solvent.

Section 8.19                      No Default.  No Default of Event of Default exists or would result immediately after the incurrence of any Obligations by any Credit Party or the grant or perfection of the Administrative Agent’s Liens on the Collateral or the consummation of this Agreement.

Section 8.20                      Collateral.  Each Security Agreement executed by all parties thereto (i) creates in favor of the Administrative Agent (for the benefit of the Lenders and Administrative Agent) a legal, valid, binding and (subject, with respect to perfection against third parties, to the following sentence) enforceable security interest (provided that perfection against third parties is addressed in the following sentence) in the Collateral described therein in which the applicable Credit Party now has rights and proceeds thereof, and (ii) will create in favor of the Administrative Agent (for the benefit of the Lenders and Administrative Agent) a legal, valid, binding and enforceable security interest (provided that perfection against third parties is addressed in the following sentence) in the Collateral described therein in which the applicable Credit Party hereafter acquires rights upon such Credit Party’s acquisition of rights therein, in each case, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors (including with respect to specific performance) and principles of equity and to the discretion of a court before which any procedure may be brought, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefore may be brought.  Such security interest will constitute, upon execution thereof by all parties thereto (or, as applicable, upon the applicable Credit Party’s acquisition of rights in the Collateral subject thereto), a fully perfected Lien on all right, title and interest of the Credit Parties in such Collateral and proceeds thereof, as security for the Obligations hereunder, in each case prior and superior to the rights of any other Person (except, in the case of all Collateral, with respect to Permitted Liens to the extent set forth above); provided, however, that such security interest shall not be perfected until (A) in the case of the certificated securities, the time at which such certificated securities are delivered to the Administrative Agent or its designee or agent or financing statements in appropriate form are filed in the appropriate offices, (B) in the case of cash, the time at which the Administrative Agent or its designee or agent acquires possession thereof, (C) in the case of Deposit Accounts, Securities Accounts, Commodities Accounts and letter-of-credit rights not constituting Supporting Obligations, the time at which the Administrative Agent or its designee or agent acquires “control” thereof, as described in Section 9-104, 9-106 and 9-107 (as applicable) of the UCC, (D) in the case of intellectual property, the time at which each intellectual property security agreement is filed in the United States Patent and Trademark Office or the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the appropriate offices, (E) in the case of all other personal property Collateral described therein, the time at which financing statements in appropriate form are filed in the appropriate offices, and (F) in the case of all real property Collateral, the time at which the applicable deed of trust or mortgage is recorded in the appropriate filing office therefor.  Nothing in this Agreement or any Security Agreement shall be given effect as requiring that any Borrower make any filing, registration or undertake any other action to create or perfect any security interest under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

Section 8.21                      Burdensome Agreements.  No Borrower or Restricted Subsidiary thereof is party to any contractual obligation (other than any Loan Documents, the EPC Contract, the Existing TANE Credit Agreement, the operating agreement of any Borrower as each may be amended from time to time and NINA’s Operating Agreement and the TEPCO Agreements), that (i) limits the ability (A) of any Restricted Subsidiary of any Borrower to make Restricted Payments to such Borrower or any Guarantor or to otherwise transfer property to such Borrower or any Guarantor, (B) of any Restricted Subsidiary of any Borrower to incur any Guarantee Obligation with respect to the Indebtedness of such Borrower or (C) of any Borrower or any Restricted Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person, except as permitted in Section 10.02 hereof or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

ARTICLE IX

AFFIRMATIVE COVENANTS

So long as any of the Obligations (other than indemnities and other contingent Obligations not then due and payable, unless a written demand or invoice shall have been delivered to the applicable Borrower or Guarantor with respect thereto) shall remain unpaid or any Lender shall have any Commitment, the Borrowers agree that:

Section 9.01                      Reporting Covenants.

(a)           Financial Statements.  The Borrowers shall furnish (or cause to be furnished) to the Administrative Agent:

(i)           as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year (beginning with such fiscal quarter ending March 31, 2011), the consolidated balance sheet of NINA and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of NINA and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of NINA stating that such financial statements fairly present the financial condition of NINA and its Subsidiaries as at such date and the results of operations of NINA and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from year-end audit adjustments and except for the absence of notes;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet of NINA and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of NINA and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of KPMG or other independent certified public accountant reasonably acceptable to the Administrative Agent;

(iii)           as soon as available and in any event on or before the last calendar day of each month, a written report prepared by a Responsible Officer of NINA (A) covering the immediately preceding calendar month and reporting on any material developments in respect of the ongoing business and operations of NINA and its Subsidiaries occurring in such immediately preceding calendar month and (B) comparing actual general and administrative expenses for such immediately preceding calendar month to budgeted general and administrative expenses for such month;

(iv)           promptly upon receipt thereof, copies of all material written reports submitted to any Borrower by the Borrowers’ independent certified public accountants in connection with each annual, interim or special audit examination of NINA and its Subsidiaries made by such accountants, including the “management letter” submitted by such accountants to any Borrower in connection with their annual audit;

(v)           as soon as available and in any event not less than 30 days prior to the start of each fiscal year, the Business Plan for such fiscal year in a form reasonably satisfactory to the Administrative Agent (it being understood and agreed that a Business Plan in substantially the form of Business Plan delivered on or prior to the date hereof is acceptable);

(vi)           promptly after delivery thereof to the applicable recipient, copies of any material information submitted in writing by any Borrower to any Rating Agency, financing institution or insurer as part of such Person’s due diligence process; and

(vii)           At the Majority Lenders’ reasonable request, a reasonably detailed report regarding the progress of due diligence discussions and negotiations with DOE or any Rating Agency and any prospective financing institution, in each case, with respect to material transactions with such institution with respect to any financing arrangement (but excluding any fee letters);

(b)           Additional Information.  The Borrowers shall furnish to the Administrative Agent:

(i)           promptly after any Borrower has knowledge or becomes aware thereof, notice of the occurrence (or written threat) of any Event of Loss with respect to its property or assets aggregating $5,000,000 (or its equivalent in another currency) or more as reasonably determined by the Borrower;

(ii)           promptly after any Borrower has knowledge or becomes aware thereof, notice of the occurrence or existence of any Default;

(iii)           prompt written notice of (A) any proposed acquisition of stock, assets or property by any Borrower or any Subsidiary thereof that would reasonably be expected to result in a material environmental liability under Environmental Laws and (B) any unpermitted spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Substances required to be reported to any Governmental Authority under applicable Environmental Laws;

(iv)           prompt written notice of all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of each Borrower’s knowledge, threatened in writing against or affecting any Borrower or any Subsidiary thereof or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Substances unless such action, suit, claim, notice of violation, hearing, investigation or proceeding would not reasonably be expected to involve an aggregate liability greater than $5,000,000;

(v)           prompt written notice of the initiation of all actions, suits and proceedings before any Governmental Authority or arbitrator pending, or to the best of each Borrower’s knowledge, threatened in writing against or affecting any Borrower or any Subsidiary thereof which (A) if adversely determined would involve an aggregate liability equal to $5,000,000 or more, or (B) otherwise may have a Material Adverse Effect;

(vi)           promptly after any Borrower has knowledge or becomes aware of any of the following events affecting any Borrower or any ERISA Affiliate (but in no event more than ten days after such event), together with a copy of any notice with respect to such event that is required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Borrower or any ERISA Affiliate with respect to such event, in each case to the extent such event would be reasonably expected to result in a Material Adverse Effect:  (A) an ERISA Event; (B) the adoption of any new Pension Plan by any Borrower or any ERISA Affiliate; (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); or (D) the commencement of contributions by any Borrower or any ERISA Affiliate to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code;

(vii)           promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower or any ERISA Affiliate with the IRS with respect to each Pension Plan, (B) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event, and (C) copies of such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request.

(viii)           the information regarding insurance maintained by NINA and its Subsidiaries as required under Section 9.04 and, if any, the Collateral Documents;

(ix)           the reports and notices as required by the Collateral Documents and notice of any material changes in accounting or financial reporting practices;

(x)           promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Borrower or any Subsidiary thereof which could reasonably be expected to result in a Material Adverse Effect;

(xi)           prompt written notice of any other condition or event which has resulted, or that would reasonably be expected to result, in a Material Adverse Effect;

(xii)           such other information respecting the operations, properties, business or condition (financial or otherwise) of any Borrower or its Restricted Subsidiaries (including with respect to the Collateral) as any Lender (through the Administrative Agent) may from time to time reasonably request;

(xiii)           promptly upon filing, deliver to the Administrative Agent copies of any material filings with the DOE made in connection with the DOE Application;

(xiv)           promptly upon filing, deliver to the Administrative Agent copies of any material information delivered to any ratings agency in connection with such agency’s customary due diligence procedures; and

(xv)           deliver to the Administrative Agent copies of any material information delivered to any financial institution in connection with such institution’s customary due diligence procedures in connection with any proposed refinancing of this Agreement and the Existing TANE Credit Agreement.

Each notice pursuant to this subsection (other than clauses (vii), (viii), (ix) and (xii)) shall be accompanied by a written statement by a Responsible Officer of the applicable Borrower setting forth information on the occurrence referred to therein, and stating what action the Borrowers propose to take with respect thereto.

Section 9.02                      Preservation of Existence, Etc.  Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain and preserve (i) its legal existence and its rights to transact business and (ii) all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with transactions not prohibited by Article X or, in the case of clause (ii) only, as would not result in a Material Adverse Effect.

Section 9.03                      Payment of Certain Obligations.  Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties or assets of any Borrower or any Subsidiary thereof, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property that constitutes Collateral not constituting a Permitted Lien.

Section 9.04                      Maintenance of Insurance.  Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies not Affiliates of any Borrower (provided, however, that no Borrower nor any Guarantor or Subsidiary shall be in breach of any Loan Document if any such insurance company ceases to be financially sound or reputable if the Borrower or Guarantor or its Subsidiaries promptly obtains insurance coverage from a different financially sound or reputable insurance company), insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where any Borrower or such Subsidiary operates.  Insurance on the Collateral shall name the Administrative Agent (for the benefit of the Lenders and the Administrative Agent), as additional insured and as loss payee.  Upon the request of the Administrative Agent or any Lender, the Borrowers shall furnish the Administrative Agent from time to time (but not more frequently than once per year) with reasonably detailed information as to the insurance carried by the Borrowers and, if so requested, copies of all such insurance policies.  The Borrowers shall also furnish to the Administrative Agent from time to time (but not more frequently than once per year) upon the request of the Administrative Agent or any Lender a certificate, to the extent such insurance broker customarily issues such certificates, of the Borrowers’ insurance broker stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this Section 9.04.  All insurance policies required under this Section 9.04 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to any Lender or Administrative Agent without at least 30 days’ prior written notice to the Borrowers and the Administrative Agent.  Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder (other than pursuant to a reasonable request of the Borrowers) shall entitle the Administrative Agent, acting reasonably and in good faith, to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 9.04 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrowers.

Section 9.05                      Keeping of Records and Books of Account.  Each Borrower shall, and shall cause each of its Subsidiaries to, keep adequate records and books of account, in which appropriate entries shall be made in accordance with GAAP, reflecting all financial transactions of such Borrower and its Subsidiaries.

Section 9.06                      Inspection Rights.  Each Borrower shall at any reasonable time and from time to time (but in no event more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such frequency limitation shall not apply) permit the Administrative Agent or any of their respective agents or representatives to visit and inspect any of the properties of such Borrower and its Restricted Subsidiaries and to examine and make copies of and abstracts from the records and books of account of such Borrower and its Subsidiaries, and to discuss the business affairs, finances and accounts of such Borrower and any such Subsidiary with any of the officers, employees or accountants of such Borrower or such Subsidiary, all at the expense of such Borrower.

Section 9.07                      Compliance with Laws, Etc.  Each Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (other than Environmental Laws, which are addressed in Section 9.09) and the material terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound, except in each case where any failure to comply would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the interests of the Lenders taken as a whole.  Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect each Borrower shall, and shall cause each ERISA Affiliate to:  (i) maintain each Plan and each Pension Plan in compliance in all respects with the applicable provisions of ERISA, the Internal Revenue Code or other Federal or state law; (ii) cause each Plan and each Pension Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code to maintain its qualified status under Section 401(a) of the Internal Revenue Code; (iii) ensure that all liabilities under each Plan are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plan, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto, or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (iv) make all required contributions to any Pension Plan or Multiemployer Plan.

Section 9.08                      Licenses.  Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties, except in each case as would not result in a Material Adverse Effect or a material adverse effect on the interests of the Lenders taken as a whole.

Section 9.09                      Action Under Environmental Laws.  Each Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Environmental Laws, including requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to Hazardous Substances, except where any failure to comply would not have a Material Adverse Effect or a material adverse effect on the interests of the Lenders taken as a whole. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, obtain, maintain and comply with all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals required by Environmental Laws for the operation and conduct of its business and ownership of its properties, except in each case as would not result in a Material Adverse Effect or a material adverse effect on the interests of the Lenders taken as a whole.  Each Borrower shall, and shall cause each of its Subsidiaries to, use, generate, manufacture, install, treat, release, handle, store and dispose of any Hazardous Substances in compliance with all applicable Environmental Laws except where any failure to comply would not have a Material Adverse Effect or a material adverse effect on the interests of the Lenders taken as a whole.  Each Borrower shall, and shall cause each of its Subsidiaries to, upon becoming aware of i) the presence or release of any Hazardous Substance, other than the presence or release of a Hazardous Substances in material compliance with Environmental Laws, or ii) the existence of any material environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, to the extent required by Environmental Laws to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in material compliance with applicable Environmental Laws.

Section 9.10                      Use of Proceeds.  The Borrowers shall use the proceeds of the Loans solely for Permitted Use of Proceeds and within the limitations set forth in Section 2.02(a).

Section 9.11                      Reinvestment of Equity Proceeds.  Each Borrower and each Restricted Subsidiary shall apply the Net Cash Proceeds of any issuance by it of equity to capital expenditures or working capital of the Borrower or Restricted Subsidiaries thereof; provided, that any Specified Equity Proceeds may be applied as set forth in the definition thereof to the extent permitted thereby.

Section 9.12                      Additional Guarantors and Collateral.

(a)           Within ten (10) Business Days following the date on which any Borrower or Restricted Subsidiary incorporates, creates or acquires any additional Restricted Subsidiary (other than a Non-U.S. Subsidiary), such Borrower shall (i) cause such new Restricted Subsidiary to execute and deliver a guaranty of the Obligations in substantially the form of the Guaranty  (or a supplement to any such existing guaranty pursuant to which it agrees to be bound by the terms and conditions thereof) to the Administrative Agent and a security agreement in substantially in the form of the Security Agreement (or a supplement to any such existing Security Agreement pursuant to which it agrees to be bound by the terms and conditions thereof) to the Administrative Agent and (ii) cause such new Restricted Subsidiary to file any UCC-1 financing statements furnished by the Administrative Agent in each jurisdiction in which such filing is necessary to perfect the security interest of the Administrative Agent for the benefit of the itself and the Lenders in the Collateral of such Subsidiary and in which the Administrative Agent requests that such filing be made.

(b)           Within ten (10) Business Days after the date any Borrower or Restricted Subsidiary incorporates, creates or acquires any additional Restricted Subsidiary, such Borrower or Restricted Subsidiary shall pledge the capital stock or other equity interests of such new Restricted Subsidiary to the Administrative Agent pursuant to a supplement to the Borrower Security Agreement, which equity interests shall be in certificated form; provided, however, that with respect to any such additional Restricted Subsidiary that is a Non-U.S. Subsidiary, any such pledge shall be subject to the same limitations as are set forth in Section 2(g) of the Borrower Security Agreement.

(c)           If at any time any Borrower or any Restricted Subsidiary thereof (other than a Non-U.S. Subsidiary) shall become the owner of any real property (including pursuant to Section 6.5.2 of the South Texas Project Participation Agreement (as defined in the form of Borrower Security Agreement)), promptly, and in any event within sixty (60) days following acquisition of such real property, such Borrower shall (and shall cause any of its Restricted Subsidiaries to) enter into and deliver to the Administrative Agent a deed of trust, mortgage or similar Lien in respect to such property, in form and substance reasonably satisfactory to the Administrative Agent, together with such title insurance policies, evidence of insurance, insurance certificates and endorsements, surveys, appraisals, consents, subordination agreements and other documents and other instruments as the Administrative Agent or the Majority Lenders shall reasonably request.

Section 9.13                      Further Assurances and Additional Acts.  Each Borrower shall (and shall cause its Restricted Subsidiaries to) execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents, assurances and other items (including resolutions, incumbency and officers’ certificates, opinions of counsel, control agreements, search reports and other certificates and documents) and perform such acts as Administrative Agent or the Majority Lenders shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Administrative Agent with evidence of the foregoing reasonably satisfactory in form and substance to the requesting Administrative Agent or the Majority Lenders.

Section 9.14                      Existing TANE Credit Agreement.  The Borrowers shall maintain the Existing TANE Credit Facility in force and effect in all material respects with commitments from the lenders thereunder of at least $300,000,000, except as such Existing TANE Credit Facility may be terminated on a date no earlier than its stated termination date (as such termination date is in effect on the date hereof) or as otherwise agreed by the Majority Lenders.

Section 9.15                      Maintenance of Properties.  The Borrowers will, and will cause each of their Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition (ordinary wear and tear and loss from casualty or condemnation excepted), and make necessary repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 9.15 shall prevent the Borrowers from discontinuing the operation and maintenance of any of its properties or any portion thereof or any of those of its Subsidiaries if such discontinuance is, in the reasonable commercial judgment of the Borrowers, desirable in the conduct of its or their business and could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

ARTICLE X

NEGATIVE COVENANTS.

So long as any of the Obligations shall remain unpaid (other than indemnities and other contingent Obligations not then due and payable, unless a written demand or invoice shall have been delivered to the applicable Credit Party with respect thereto) or any Lender shall have any Commitment, the Borrowers agree that:

Section 10.01                                Indebtedness.  Each Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than:

(a)           Indebtedness of the Borrowers to the Administrative Agent and the Lenders hereunder;

(b)           Indebtedness under the Existing TANE Credit Agreement in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(c)           accounts payable to trade creditors for goods and services and incurred or for the deferred purchase price of property or services in the ordinary course of business;

(d)           Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Borrower or any Subsidiary thereof in the ordinary course of business, and any and all Indebtedness under the EPC Contract;

(e)           Indebtedness under Permitted Swap Contracts;

(f)           [Reserved]

(g)           Indebtedness of the Borrowers to any Restricted Subsidiary thereof, or of any Restricted Subsidiary of a Borrower to another such Person;

(h)           (i) Indebtedness of NINA or any Restricted Subsidiary to any Excluded NINA Subsidiary, and (ii) subject to compliance with Section 10.06(j), Indebtedness of any Excluded NINA Subsidiary to NINA or any Restricted Subsidiary;

(i)           Attributable Indebtedness, capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used in the business of any Borrower or Subsidiary thereof, or incurred within 270 days after any of the foregoing, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(j)           Indebtedness, outstanding for no longer than thirty (30) days, arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds;

(k)           Indebtedness in respect of workers’ compensation claims, bankers’ acceptance and performance and surety bonds in the ordinary course of business;

(l)           Indebtedness of any Excluded NINA Subsidiary (i) in favor of Persons other than any Credit Party with respect to which no Borrower or Restricted Subsidiary has provided any Guarantee Obligation, and (ii) to a Credit Party of the type referred to in clause (viii) of the definition of “Indebtedness”;

(m)           Indebtedness that may be deemed to arise as a result of agreements of any Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or equity interests of any Subsidiary not prohibited under Section 10.05 or 10.06 or any business, assets or equity interests acquired by any Borrower or any Subsidiary not prohibited under Section 10.05 or 10.06; provided that in the case of any such disposition the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(n)           Indebtedness consisting of letters of credit, Guarantee Obligations or other similar instruments to the extent (i) such Indebtedness, including instruments supporting Permitted Swap Contracts, are cash collateralized and (ii) such Borrower or such Subsidiary would not have been prohibited from expending the funds used to cash collateralize such instrument directly under the terms of this Agreement; provided, such Indebtedness does not exceed  $2,500,000 at any time outstanding; and

(o)           Indebtedness consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business.

Section 10.02                                Liens; Burdensome Agreements.

(a)           No Borrower shall, or shall permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.

(b)           No Borrower shall, or shall permit any of its Restricted Subsidiaries to, enter into or suffer to exist any agreement (other than any Loan Document and/or any “Loan Document” as defined in the Existing TANE Credit Agreement, and the TEPCO Agreements) (A) requiring the grant of a Lien to secure an obligation of any such Person if a Lien is granted to secure another obligation of such Person, or (B) prohibiting or conditioning the creation or assumption by such Borrower or any Subsidiary of any Lien upon any of its properties, revenues or assets generally, whether now owned or hereafter acquired; provided, however, that this subsection shall not prohibit any requirement, prohibition or condition (i) incurred or provided in favor of any holder of Indebtedness permitted under Section 10.01(b) or Section 10.01(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) under any applicable law, rule, regulation or order, or any governmental permit or license, (iii) under any agreement between any Borrower or any Affiliate thereof, on the one hand, and the Consortium, the Co-Contractor or any Affiliate thereof, on the other hand and/or under any agreement between any Borrower or any Affiliate thereof, on the one hand, and Toshiba America Nuclear Corporation or any Affiliate thereof, on the other hand; or (iv) provisions limiting the disposition or distribution of assets or property in any joint venture agreements, ownership, participation, shareholders, partnership or limited liability company agreements relating to project interests, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (provided that such agreement specifically permits the Lien in favor of the Lenders and Administrative Agent).

Section 10.03                                Change in Nature of Business.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof.

Section 10.04                                Restrictions on Fundamental Changes.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, merge with or consolidate into any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that:

(a)           each Borrower and the Restricted Subsidiaries thereof may sell or dispose of assets in accordance with the provisions of Section 10.05;

(b)           each Borrower and the Restricted Subsidiaries thereof may make any investment not prohibited by Section 10.06; and

(c)           each Borrower and the Restricted Subsidiaries thereof may merge with or consolidate into any other Person, provided that (A) such Borrower or Restricted Subsidiary is the surviving Person, and (B) no such merger or consolidation shall be made while there exists a Default or if a Default would occur as a result thereof; provided, however, that any such transaction is permitted pursuant to Section 10.06 .

Section 10.05                                Sales of Assets.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, sell, assign, lease, transfer, license or otherwise dispose of (whether in one transaction or a series of transactions) (each of the foregoing, a “Disposition”) any assets (including any shares of stock in any Subsidiary or other Person and intellectual property rights), except:

(a)           Dispositions of cash and Permitted Cash Equivalent Investments;

(b)           Dispositions of assets that have become worn out, damaged or obsolete or that are promptly being replaced, in each case, in the ordinary course of business;

(c)           Dispositions of any assets by any Restricted Subsidiary of any Borrower to another such Restricted Subsidiary, or to any Borrower;

(d)           (i) non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights granted in the ordinary course of business, and (ii) non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights granted to TEPCO and/or its Affiliates pursuant to licenses approved by the Administrative Agent (such approval not to be unreasonably withheld); and

(e)           Dispositions of (i) equity interests in any Borrower to the extent the same would not constitute an Event of Default under Section 11.01(j) or (ii) any equity interests in any Excluded NINA Subsidiary, provided in each case that such Disposition is for at least fair market value;

provided, however, in no event shall any Borrower sell any interest in the Project, Unit 3 or Unit 4, except in each case as permitted by the EPC Contract.

Section 10.06                                Loans and Investments.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, make any Investments in any Person, other than:

(a)           extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(b)           (i) Investments by any Borrower in the capital stock or other equity interests of any Subsidiary thereof that is a Borrower, or of any Restricted Subsidiary of such Borrower, and (ii) unless otherwise prohibited under this Agreement, extensions of credit and advances (x) by any Borrower to any Subsidiary thereof that is a Borrower, or to any Restricted Subsidiary of such Borrower, or (y) by any Restricted Subsidiary to any Borrower or Restricted Subsidiaries;

(c)           Permitted Cash Equivalent Investments;

(d)           employee loans and guarantees in accordance with such Borrower’s usual and customary practices with respect thereto (to the extent permitted by applicable law) and in an amount not to exceed $250,000 at any time outstanding;

(e)           Investments received in connection with any Insolvency Proceeding in respect of any customers, Co-Contractor or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(f)           Investments by a Borrower or any Restricted Subsidiary thereof, to the extent they are deemed to arise as a result of the incurrence of any Indebtedness permitted under Section 10.01;

(g)           Investments listed on Schedule 10.06(g) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this subsection is not increased at any time above the amount of such Investments existing on the date hereof;

(h)           Except as would result in an Event of Default pursuant to Section 11.01(j), Investments made with equity interests of any Borrower or any Restricted Subsidiary of any Borrower;

(i)           Investments made to repurchase or retire common stock or membership interests of any Borrower issued to any employee or director of the Borrower or any Restricted Subsidiary thereof pursuant to any employee equity ownership or incentive plan or policy and approved by the board of managers of NINA in an amount not to exceed $500,000 during any fiscal year; and

(j)           Investments by NINA and any Restricted Subsidiaries in any Excluded NINA Subsidiaries and in any Non-U.S. Subsidiaries provided such Investments (when combined with loans made under Section 10.01(h)) do not exceed in the aggregate the sum of (x) $10,000,000 plus (y) the Specified Equity Proceeds (as determined based on the fair market value of such Investments as of the time made (without regard to any subsequent changes in value)).

Section 10.07                                Capital Expenditures.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (including obligations under Capital Leases), except for (i) any expenditures in respect of any normal replacements and maintenance which are properly charged to current operations, (ii) expenditures made to restore, rebuild or replace property following any damage, loss, destruction or condemnation of fixed or capital assets, to the extent such expenditures are made or financed with proceeds received or to be received from a recovery event, (iii) expenditures constituting reinvestment proceeds from the sale or other disposition of assets otherwise permitted herein, (iv) expenditures made to the extent reimbursed by a Person other than the Credit Parties, (v) expenditures constituting capitalized interest, (vi) expenditures pursuant to the EPC Contract, and (vii) capital expenditures not otherwise permitted by this Section 10.07 in an amount not to exceed $1,000,000 per fiscal year of NINA (provided that, if in any fiscal year, the capital expenditures of the Borrowers and their Restricted Subsidiaries is less than $1,000,000, then such shortfall can be carried forward and incurred in the following fiscal year but, regardless of whether it is spent, no fiscal year after that).

Section 10.08                                Sales and Leasebacks.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which such Borrower or such Restricted Subsidiary has sold or transferred or is to sell or transfer to any other Person or (ii) which such Borrower or such Restricted Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by such Borrower or such Restricted Subsidiary to any other Person in connection with such lease.

Section 10.09                                Restricted Payments.

(a)           No Borrower shall declare or pay any dividends in respect of such Borrower’s capital stock or other equity interests, or purchase, redeem, retire or otherwise acquire for value any of its capital stock or other equity interests now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders (or members) as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock or other equity interests of such Borrower (collectively, “Restricted Payments”), except that each Borrower may (i) declare and deliver dividends and distributions payable only in common stock of such Borrower; (ii) purchase, redeem, retire, or otherwise acquire shares of its capital stock or other equity interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other equity interests; and (iii) make payments to holder of such Borrower’s equity interests in an amount sufficient to permit such holder to pay income taxes to the extent are attributable to the operations of such Borrower and its Subsidiaries; provided, however, that for so long as no Event of Default has occurred and is continuing, (A) NINA may make Restricted Payments in an amount that does not exceed the net proceeds of Restricted Payments received from Excluded NINA Subsidiaries, within 90 days after receipt of such net proceeds (except to the extent such Restricted Payments are funded with proceeds of Investments made pursuant to Section 10.06(j)(x) or Indebtedness described in Section 10.01(h)(ii) of this Agreement), (B) any Borrower may make Restricted Payments to any other Borrower and any Subsidiary may make Restricted Payments to its equity holders (provided that no proceeds of any Restricted Payment permitted under this clause (B) shall be used, directly or indirectly, to make Investments in any Excluded NINA Subsidiary) and (C) any Borrower and any Subsidiary thereof may make Restricted Payments pursuant to any employee, stock, compensation or other similar plan or agreement approved by the board of managers of NINA from time to time in an amount not to exceed $500,000 in any fiscal year.

(b)           No Borrower shall, or shall permit any Restricted Subsidiary thereof to, grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to its equity holders, or to pay any Indebtedness owed to its equity holders or generally transfer properties and assets to such Borrower; provided, however, that this subsection shall not prohibit any condition imposed under (i) applicable law, rule, regulation or order, or any governmental permit or license, (ii) the Existing TANE Credit Agreement and the TEPCO Agreements, (iii) any agreement for the sale or other disposition of the stock or assets of a Borrower or a Subsidiary that restricts distributions of those assets by that Subsidiary pending the sale or other disposition, or (iv) for the avoidance of doubt, provisions in any document or agreement relating to any Indebtedness permitted under Section 10.01(i) to the extent that such restriction on transfer applies to the assets financed with such Indebtedness.

Section 10.10                                Amendments of Certain Documents.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any agreement related to any Subordinated Debt (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Subordinated Debt), except as permitted by any Subordination Agreement with respect thereto.

Section 10.11                                Restriction of Amendments to Certain Documents.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, amend or otherwise modify, or waive any rights under the Existing TANE Credit Agreement, the organizational documents of the Borrowers or any Material Contract, in each case, other than amendments, modifications and waivers that would not reasonably be expected to (i) affect the interests of Administrative Agent or any Lender (in their respective capacities as such) under the Loan Documents in any material and adverse respect, or (ii) have a Material Adverse Effect; provided, however, that in each case the Borrower and any Restricted Subsidiary may replace any Material Contract (other than the South Texas Project Participation Agreement, the Existing TANE Credit Agreement, the TEPCO Agreements and the Owner Agency Agreement) with any replacement Material Contract within 60 days of the term notice, expiration or ineffectiveness of any Material Contract.

Section 10.12                                Redemption of Subordinated Debt.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt.

Section 10.13                                Transactions with Related Parties.  No Borrower shall, or shall permit any of its Restricted Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person which beneficially owns or holds 10% or more of the equity securities, or 10% or more of the equity interest, thereof (a “Related Party”), or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except:

(a)           any transaction that is upon fair and reasonable terms not less favorable to such Borrower or Subsidiary thereof than it would obtain in a comparable arm’s length transaction with a Person not a Related Party;

(b)           transactions between any Borrower and any Restricted Subsidiary or between any Restricted Subsidiaries;

(c)           any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by any Borrower or Subsidiary thereof in the ordinary course of business, or approved by the Borrowers in good faith, and any transaction pursuant to which a Borrower or a Restricted Subsidiary thereof repurchase or redeems equity interests in such Borrower or Restricted Subsidiary from any employee or director thereof that were issued pursuant to any benefit or incentive plan or policy;

(d)           payment of reasonable fees and other compensation to directors of any Borrower or any Subsidiaries;

(e)           any transaction contemplated by or permitted under any agreement listed on Schedule 10.13(e), and any amendment thereto or replacement thereof, so long as any such transaction, agreement, amendment or replacement taken as a whole would not result in a Material Adverse Effect,

(f)           payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by any Borrower in good faith;

(g)           unless otherwise prohibited under any other provision of this Article X, the issuance of any letters of credit and/or the granting of any credit support by any Affiliate of a Credit Party, in each case to support the obligations of any Borrower and/or any of its Subsidiaries, and the payment by any Borrower and/or any of its Subsidiaries of any reasonable fees and other compensation on account of such letters of credit and/or other credit support;

(h)           any tax sharing agreement between or among any Borrower, any Subsidiary of the Borrowers and/or any of their Affiliates so long as such tax sharing agreement is on fair and reasonable terms with respect to the Borrowers and their Subsidiaries and is approved in writing by the Majority Lenders;

(i)           transactions between any Borrower or any Affiliate thereof, on the one hand, and the Consortium, the Co-Contractor or any Affiliate thereof and/or TANE or any Affiliate thereof, on the other hand;

(j)           unless otherwise prohibited under any other provision of this Article X, (i) any Guarantee Obligation of any Borrower or any Subsidiary thereof in respect of any Subsidiary of such Borrower or (ii) any Guarantee Obligation of any Borrower or any Subsidiary thereof in respect of any Person that does not constitute a Subsidiary of such Borrower, but in which such Borrower directly or indirectly holds an investment, so long as all holders of equity interests in such Person (including such Borrower or Subsidiary thereof, as applicable) shall participate directly or indirectly in such Guarantee Obligation, or shall provide a commitment in respect of any related obligation, in each case, on a pro rata basis relative to such equityholder’s equity interests in such Person; provided that any such transaction shall be fair and reasonable and beneficial to such Borrower and its Subsidiaries (taken as a whole) and consistent with prudent industry practice;

(k)           the transactions with TEPCO which are described in the TEPCO Agreements; and

(l)           any agreement to do any of the foregoing.

Section 10.14                                ERISA.  Except as would not result in a Material Adverse Effect, no Borrower shall, or shall permit any ERISA Affiliate to:  (i) terminate any Pension Plan so as to result in any liability to a Credit Party; (ii) permit to exist any ERISA Event which presents the risk of a liability to any Credit Party; or (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any liability to a Credit Party.

ARTICLE XI

EVENTS OF DEFAULT

Section 11.01                                Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)           Payments.  Any Borrower shall fail to pay (i) when due, any amount of principal of any Loan, or (ii) within five Business Days of when due, any amount of interest on any Loan, or any fee payable hereunder or under any of the Loan Documents.

(b)           Representations and Warranties.  Any representation or warranty by any Credit Party under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

(c)           Failure by Borrower to Perform Certain Covenants.  Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 9.04 (solely to the extent that such failure consists of a lapse of the insurance required under such Section) and in Section 9.02, 9.10, 9.13 or Article X.

(d)           Failure to Perform Other Covenants.  Any Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed, and any such failure shall remain unremedied for a period of 30 days from the receipt of notice of default from the Administrative Agent or any Secured Party following the occurrence thereof.

(e)           Insolvency; Voluntary Proceedings.  Any Credit Party (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise, (ii) voluntarily ceases to conduct its business in the ordinary course, (iii) shall liquidate, wind up or dissolve, or suffer any liquidation, wind-up or dissolution (except to the extent expressly permitted by Article X), (iv) commences any Insolvency Proceeding with respect to itself, or (v) takes any material and direct action to effectuate or authorize any of the foregoing.

(f)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(g)           Default Under Other Indebtedness.  (i) Any Credit Party (other than Texas Genco) shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans) having an aggregate principal amount (including undrawn committed or available amounts) of $10,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable notice or grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, or any other event shall occur or condition shall exist under any such agreement or instrument, and such failure, event or condition shall continue after the applicable notice or grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (provided that this clause (i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness); or (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iii) any “Event of Default” under and as defined in the Existing TANE Credit Agreement shall have occurred and be continuing.

(h)           Judgments.  (i) A judgment or order for the payment of money in excess of $10,000,000, which is not fully covered by third-party insurance shall be rendered against any Credit Party; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party which has or would reasonably be expected to have a Material Adverse Effect; and in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

(i)           ERISA.  There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Credit Party (including any liability of an ERISA Affiliate for which a Credit Party could become responsible) in an amount that results in a Material Adverse Effect.

(j)           Change in Ownership or Control.  (a) NINA shall fail to own, directly or indirectly, at least 40% of the equity interests in NINA Holdings, (b) NINA Holdings shall fail to own, directly or indirectly, at least 50% of the equity interests in, and hold voting control of, NINA Investments; (c) failure of NINA Investments to own, directly or indirectly, 100% of the equity interests in, and hold voting control of, NINA3 and NINA4; or (d) failure of NRG to own, directly or indirectly, at least 25% of the Class A Membership Interests.

(k)           Other Loan Documents.

(i)           (A) Any Guarantor Document, Collateral Document, Intercreditor Agreement (other than as a result of any action or inaction by the Administrative Agent or any Lender) or Subordination Agreement, after delivery thereof, shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than as agreed in accordance with its terms), or any Credit Party shall contest in any manner the validity or enforceability thereof, or (B) any Credit Party or any other party to any such Loan Document shall contest in writing in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

(ii)           Any Guarantor shall fail to perform or observe any term, covenant or agreement contained in its Guaranty or any other Guarantor Document to which it is a party on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days from the receipt of notice of Default from the Administrative Agent beyond the grace period, if any, specified therein.

(iii)           (A) Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied beyond the grace period, if any, specified therein, or (B) any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority (subject only to Permitted Liens) Lien in any of the Collateral purported to be covered thereby (to the extent such perfection can be accomplished under applicable law in the applicable jurisdiction).

(l)           DOE Facility.  The DOE shall deny (in a final and non-appealable manner) the Borrowers’ request for the DOE Facility.

(m)           TANE Credit Facility.  The obligations under the TANE Credit Facility and the other Loan Documents (as defined therein) have been paid off and in full or have been terminated or accelerated, in each case other than at its stated maturity date (as such maturity date is in effect on the date hereof) or the commitments from the lenders thereunder have been reduced below $300,000,000.

(n)           EPC Contract.  Any “Owner Event of Default” as defined in the EPC Contract shall have occurred and be continuing.

Section 11.02                                Effect of Event of Default.  If any Event of Default shall occur:

(a)           The Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, (i) by notice to the Borrowers, (A) declare the Commitments of the Lenders to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code, or any other Event of Default specified in Section 11.01(e) or (f) which has the effect of staying actions against any Credit Party, the result which would otherwise occur only upon giving of notice by the Administrative Agent to the Borrowers as specified in this subsection shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in the foregoing clause (i) have been taken, exercise any or all of the Administrative Agent’s rights and remedies under the Loan Documents.

(b)           The Administrative Agent shall, at the request of or may, with the consent of, the Majority Lenders, whether or not the actions referred to in Section 11.02(a) have been taken, (i) exercise any or all of the Administrative Agent’s rights and remedies under the Collateral Documents, and (ii) proceed to enforce all other rights and remedies available to the Administrative Agent and the Lenders under the Collateral Documents and applicable law.

Section 11.03                                Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.01                                Authorization and Action.  Each Lender hereby appoints Shaw as the Administrative Agent, and authorizes the Administrative Agent to execute the Intercreditor Agreement, and any Subordination Agreement and to take such action as agent on its behalf and to exercise such powers and perform such duties under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.  The duties and obligations of the Administrative Agent are strictly limited to those expressly provided for herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  As to any matters not expressly provided for by the Loan Documents (including enforcement or collection of the Loan Documents), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by reason of taking or continuing to take any such action, and that the Administrative Agent shall not in any event be required to take any action which exposes the Administrative Agent to liability or which is contrary to any Loan Document or applicable law.  Nothing in any Loan Document shall, or shall be construed to, constitute the Administrative Agent a trustee or fiduciary for any Lender.  In performing its functions and duties hereunder, the Administrative Agent shall act solely as the Administrative Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement and the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 12.02                                Limitation on Liability of the Administrative Agent; Notices; Closing.

(a)           Limitation on Liability of the Administrative Agent.  Neither the Administrative Agent nor any Affiliate thereof nor any of their respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence, bad faith, willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent (i) may treat a Lender as the holder of its Loans for all purposes hereof unless and until such Lender and its assignee shall have delivered to the Administrative Agent and the Borrowers a fully executed Assignment and Assumption and the other conditions to assignment set forth in Section 13.10 shall have been satisfied; (ii) may consult with legal counsel (including counsel to the Credit Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; and (iii) shall incur no liability to any Lender under or in respect of any Loan Document by acting upon any notice, consent, certificate, telegram, facsimile, electronic mail, telex or teletype message, statement or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty made or deemed to be made hereunder or under any other Loan Document.  Further, the Administrative Agent (A) makes no warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of any information, exhibit or report furnished under any Loan Document, for any statements, warranties or representations (whether written or oral) made or deemed made in or in connection with any Loan Documents; (B) shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Credit Party or any other Person or to inspect the property, books or records of any Credit Party or any other Person; and (C) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of this Agreement or any other Loan Document or any of the Collateral.

(b)           Notices.  Except for agreements, instruments, opinions, financial statements, notices and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(c)           Closing.  For purposes of determining compliance with the conditions specified in Section 7.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the date of the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the date of the initial Borrowing, such Lender shall not have made available to the Administrative Agent on or prior to the date hereof such Lender’s Pro Rata Share of such Borrowing.

Section 12.03                                The Administrative Agent and Affiliates.  With respect to its Commitment, the Loans made by it and all other Obligations owing to it as a Lender, the Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Shaw in its individual capacity as a Lender.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with any Credit Party and any Affiliate thereof, all as if the Administrative Agent were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.04                                Notice of Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default hereunder (other than nonpayment of principal of or interest on the Loans or of any fees or any of its costs and expenses) unless the Administrative Agent has actual knowledge thereof or has received notice in writing from a Lender or the Borrowers referring to this Agreement, describing such event or condition and expressly stating that such notice is a “notice of default.”  Should the Administrative Agent receive such notice of the occurrence of a Default, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent thereupon shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

Section 12.05                                Non-Reliance on the Administrative Agent.  Each Lender has itself been, and will continue to be, based on such documents and information as it has deemed appropriate, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of any Credit Party or any of its Subsidiaries and the nature and value of any of the Collateral.  Accordingly, each Lender confirms to the Administrative Agent that it has not relied, and will not hereafter rely, on the Administrative Agent (i) to check or inquire on such Lender’s behalf into the adequacy, accuracy or completeness of any information provided by any Credit Party or any other Person under or in connection with the Loan Documents or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Administrative Agent), or (ii) to assess or keep under review on such Lender’s behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Credit Party, any Subsidiary or the nature or value of any of the Collateral.

Section 12.06                                Indemnification.  The Lenders agree to indemnify the Administrative Agent, and any Affiliates, directors, officers, employees, agents, counsel and other advisors (collectively, the “Related Persons”) of the Administrative Agent (to the extent not reimbursed by any Credit Party), ratably in accordance with the respective Pro Rata Shares of the Lenders, against and hold each of them harmless from any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to the Administrative Agent (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against the Administrative Agent or any such Related Person to be indemnified, in any way relating to or arising out of the Loan Documents, the use or intended use of the proceeds of the Loans or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or other such Related Person to be indemnified in connection with any of the foregoing; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent, or any other Related Person to be indemnified.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and its Affiliates promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses or other charges incurred by the Administrative Agent or its Affiliates and payable by the Borrowers pursuant to Section 13.04(a) or any other Loan Document, or by any Guarantor pursuant to any Guarantor Document.

Section 12.07                                Delegation of Duties.  The Administrative Agent may, in its discretion, employ from time to time one or more agents or attorneys-in-fact (including any of the Administrative Agent’s Affiliates) to perform any of the Administrative Agent’s duties under the Loan Documents.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.08                                Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, and subject to the consent of the Borrowers (not to be unreasonably withheld), the Administrative Agent may resign at any time by giving 30 days’ written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent from among the Lenders, and the Lenders shall use their best efforts so to appoint a successor the Administrative Agent (subject to consent of the Borrowers not to be unreasonably withheld).  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, prior to the effective date of the retiring Administrative Agent’s resignation, the retiring Administrative Agent may, on behalf of and after consulting with the Lenders, appoint a successor Administrative Agent from among the Lenders (subject to consent of the Borrowers not to be unreasonably withheld).  Notwithstanding anything in this Section 12.08 to the contrary, Any such successor Administrative Agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed).  Upon the effectiveness of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring the Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.  If no successor has accepted appointment as the Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  It is understood and agreed the Shaw/TANE ABWR Joint Venture shall be an acceptable successor Administrative Agent to the Borrowers and the Lenders, in the event that Shaw shall have assigned to the Shaw/TANE ABWR Joint Venture 100% of the total Commitments hereunder.

Section 12.09                                Collateral Matters.

(a)           Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Lenders shall confirm in writing the Administrative Agent’s authority to release any Guarantor pursuant to this Section 12.09, provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent’s rights under this Section 12.09.

Section 12.10                                The Administrative Agent May File Proofs of Claim.  In case of the pendency of any Insolvency Proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such Insolvency Proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due under Section 13.04) allowed in such judicial proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Insolvency Proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 13.04.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII

MISCELLANEOUS

Section 13.01                                Amendments and Waivers.

(a)           Except as otherwise provided herein or in any other Loan Document, (1) no amendment to any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by the Borrowers (and/or any Guarantor or other party thereto, as applicable), the Administrative Agent and the Majority Lenders (or the Administrative Agent with the written consent of the Majority Lenders); and (2) no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Credit Party or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Majority Lenders (or the Administrative Agent with the consent of the Majority Lenders).  Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, unless in writing and signed by all of the Lenders (or by the Administrative Agent with the written consent of all the Lenders), no amendment, waiver or consent shall do any of the following:

(i)           increase the amount, or extend the stated expiration or termination date, of the Commitments of the Lenders or change the aggregate amount by which or to which the Commitments are required to be reduced as provided in Section 4.01(b), except for any such extension made in accordance with Section 4.01(a) which shall occur automatically upon satisfaction of the terms and conditions set forth therein;

(ii)           reduce the principal of, or interest on, the Loans or any fee payable to the Lenders hereunder provided, however, that only the consent of the Majority Lenders shall be necessary to amend the Default Rate, to waive any obligation of any Borrower to pay interest or any fee at the Default Rate;

(iii)           postpone any date fixed for any payment in respect of principal of, or interest on, the Loans or any fee payable to the Lenders hereunder (excluding the date of any mandatory prepayment hereunder;

(iv)           change the definition of “Majority Lenders” or any definition or provision of this Agreement requiring the approval of Majority Lenders or all of the Lenders;

(v)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under the Loan Documents;

(vi)           release any Guaranty or all or a material portion of the Collateral, except as contemplated in the Loan Documents;

(vii)           contractually subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, except as contemplated herein and in the Collateral Documents relating thereto;

(viii)           waive any of the conditions specified in Section 7.01;

(ix)           amend, modify or waive the provisions of Section 6.01 or 6.05; or

(x)           amend, modify or waive the provisions of this Section 13.01(a); and

provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action, affect the rights, obligations or duties of the Administrative Agent under any Loan Document.  Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased without its consent.

(b)           Notwithstanding anything in this Agreement to the contrary, any Schedule hereto may be amended by Borrowers on the first date on which each of the following has occurred: (i) Borrowers have delivered to the Administrative Agent a replacement Schedule and (ii) the Administrative Agent and the Majority Lenders have provided written approval thereof.

If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of this Section 13.01 requires the consent of all of the Lenders and with respect to which the Majority Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Majority Lenders, provided that:  (a) all Obligations of the Borrowers due and payable to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.10.

Section 13.02                                Notices; Facsimile Copies.

(a)           Notices.  All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including, unless the context expressly otherwise provides, by facsimile transmission and, subject to subsection (c), by electronic mail) and mailed (by certified or registered mail), sent or delivered to the respective parties hereto at or to their respective addresses, facsimile numbers or email addresses set forth in Schedule 2 or in any Administrative Questionnaire, or at or to such other address or facsimile number or email address as shall be designated by any party in a written notice to the other parties hereto.  All such notices and communications shall be effective (i) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and (ii) if sent by facsimile transmission or electronic mail, when sent; provided, however, that notices and communications to the Administrative Agent shall not be effective until received.  Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(b)           Reliance by the Administrative Agent and the Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notice of a Borrowing) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and the parties hereto hereby consent to such recording.

(c)           Electronic Mail.  Electronic mail may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or electronically (including by delivery of a .pdf or .tif file).  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Credit Parties, Administrative Agent and the Lenders.  Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic document or signature.

Section 13.03                                No Waiver; Cumulative Remedies.  No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Administrative Agent or any Lender.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 13.05 (subject to the terms of Section 6.05), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of any Insolvency Proceeding relative to any Credit Party; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.02 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 6.05, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

Section 13.04                                Costs and Expenses; Indemnification.

(a)           Costs and Expenses.  The Borrowers agree to pay on demand, whether or not the transactions contemplated hereby shall be consummated:

(i)           all title, appraisal, survey, audit, environmental inspection, search, recording, filing and similar reasonable and documented out-of-pocket costs, fees and expenses incurred or sustained by Administrative Agent or any of its Affiliates in connection with the Loan Documents or the Collateral;

(ii)           all reasonable documented out-of-pocket costs and expenses of outside counsel to the Administrative Agent in connection with due diligence conducted by or on behalf of the Administrative Agent with respect to the Borrowers, the negotiation of this Agreement and the other Loan Documents, the preparation, execution, delivery  of this Agreement and the other Loan Documents (in each case, to the extent accrued on or after October 30, 2010) and of administration of this Agreement and the other Loan Documents or any amendments, modifications, waivers or other supplements of the provisions hereof or thereof; and

(iii)           all documented out-of-pocket costs and expenses of Administrative Agent, its Affiliates and the Lenders, and documented out-of-pocket fees and disbursements of counsel, in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other similar refinancing or restructuring or any Insolvency Proceeding, and (D) the preservation of and realization upon any of the Collateral, including any losses, costs and expenses sustained by Administrative Agent or any Lender as a result of any failure by any Credit Party to perform or observe its obligations contained in the Loan Documents in connection therewith.

(b)           Indemnification.  From and after the date of this Agreement, the Borrowers hereby agree to indemnify Administrative Agent, each Lender and any Related Person thereof (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, and, to the extent payable by Borrowers pursuant to subsection (a), all costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party, in any way, relating to or arising out of, in connection with, or as a result of (i) the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Persons only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) the Loans or the use or intended use of the proceeds thereof, (iii) the use, generation, manufacture, installation, treatment, storage or presence, or the spillage, leakage, leaching, migration, dumping, deposit, discharge, disposal or release, at any time, of any Hazardous Substances on, under, at or from the properties of any Borrower or any Subsidiary thereof, including any personal injury or property damage suffered by any Person, and any investigation, site assessment, environmental audit, feasibility study, monitoring, clean-up, removal, containment, restoration, remedial response or remedial work undertaken by or on behalf of the any Indemnified Person at any time, voluntarily or involuntarily, with respect to the properties of any Borrower or any Subsidiary thereof, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party (the “Indemnified Liabilities”); provided that no Borrower shall be liable to any Indemnified Person for any portion or all of such Indemnified Liabilities to the extent (A) they are found by a final decision of a court of competent jurisdiction to have resulted from any Indemnified Person’s gross negligence, bad faith or willful misconduct or solely to the extent such claims are made by one Indemnified Person against another; (B) such Indemnified Liabilities pertain to any taxes or other governmental charges, levies, increased costs, regulatory costs, breakage costs and generally Liabilities addressed in Section 5.02(a) hereof; or (C) such Indemnified Liabilities constitute any costs or expenses in connection with the Loan Documents or the Collateral (which are fully addressed in Section 13.04(a) hereof).  If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c)           Other Charges.  The Borrowers agree to indemnify Administrative Agent and each of the Lenders against and hold each of them harmless from any and all present and future stamp, transfer, documentary taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

Section 13.05                                Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, each Lender hereby is authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement or any such other Loan Document.  Each Lender agrees promptly to notify the Borrowers (through the Administrative Agent) after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 13.05 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 13.06                                Survival.  All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans, and shall continue in full force and effect so long as the Lenders have any Commitments, any Loans remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act under any Loan Document remains unsatisfied (other than indemnities and other contingent obligations not then due and payable unless a written demand or invoice shall have been delivered to the applicable Borrower or Guarantor).  Without limiting the generality of the foregoing, the obligations of the Borrowers under Sections 5.01, 5.02 and 13.04, and of the Lenders under Section 12.06, and all obligations to pay costs and expenses and all indemnity obligations under the other Loan Documents, shall survive the repayment of the Loans and the termination of the Commitments.

Section 13.07                                Lender Obligations Several

.  The obligations of the Lenders under the Loan Documents are several.  The failure of any Lender or Administrative Agent to carry out its obligations thereunder shall not relieve any other Lender or Administrative Agent of any obligation thereunder, nor shall any Lender or Administrative Agent be responsible for the obligations of, or any action taken or omitted by, any other Person hereunder or thereunder.  Nothing contained in any Loan Document shall be deemed to cause any Lender or Administrative Agent to be considered a partner of or joint venturer with any other Lender or Lenders, Administrative Agent, any Guarantor or any Borrower.

Section 13.08                                Co-Borrower Provisions.

(a)           Borrower Agent.  Each Borrower appoints NINA its agent for purposes of the giving and receiving of any notice, and the agreement to any consent or waiver under this Agreement (NINA, in such capacity, the “Borrower Agent”).  The Borrower Agent shall have no duties or responsibilities hereunder by virtue of such appointment other than to grant consents by the Borrowers pursuant hereto.  Any notice required by this Agreement to be delivered to any Borrower shall be deemed to have been delivered to such Borrower upon delivery of such notice to the Borrower Agent, and receipt of any notice by the Borrower Agent shall constitute receipt of such notice by each Borrower.  Any notice or consent to be delivered hereunder by any Borrower shall be deemed to have been delivered by such Borrower upon delivery thereof by the Borrower Agent.

(b)           Joint and Several Nature of Obligations.  All Loans made to the Borrowers shall be deemed to have been made to all Borrowers and each Borrower hereby agrees that it shall jointly and severally, and unconditionally, be obligated to pay the Obligations, including, without limitation, the Obligations incurred for the benefit of each of the other Borrowers.

(c)           Co-Borrower Waivers.

(i)           General Waivers.  Each Borrower hereby expressly waives (A) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting any Borrower’s liability under the Loan Documents; (B) discharge due to any disability of any Borrower; (C) any defenses of any Borrower to obligations under the Loan Documents not arising under the express terms of the Loan Documents or from a material breach thereof by any Agent or any Lender which under applicable law has the effect of discharging any Borrower from the Obligations as to which this Agreement is sought to be enforced; (D) the benefit of any act or omission by any Agent or Lender which directly or indirectly results in or aids the discharge of any Borrower from any of the Obligations by operation of law or otherwise; (E) all notices whatsoever, including, without limitation, notice of acceptance of the incurring of the Obligations; (F) any right it may have to require Agent or Lenders to disclose to it any information that any Agent or Lender may now or hereafter acquire concerning the financial condition or any circumstances that bear on the risk of nonpayment by any other Borrower, including without limitation the release of such other Borrower from its Obligations hereunder; and (G) any requirement that any Agent or Lender exhaust any right, power or remedy or proceed against the other Borrower or any other security for, or any guarantor of, or any other party liable for, any of the Obligations, or any portion thereof.  Each Borrower specifically agrees that it shall not be necessary or required, and Borrowers shall not be entitled to require, that any Agent or Lender (1) file suit or proceed to assert or obtain a claim for personal judgment against any other Borrower for all or any part of the Obligations; (2) make any effort at collection or enforcement of all or any part of the Obligations from any Borrower; (3) foreclose against or seek to realize upon the Collateral or any other security now or hereafter existing for all or any part of the Obligations; (4) file suit or proceed to obtain or assert a claim for personal judgment against any Borrower or any guarantor or other party liable for all or any part of the Obligations; (5) exercise or assert any other right or remedy to which Administrative Agent or any Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (6) file any claim against assets of one Borrower before or as a condition of enforcing the liability of any other Borrower under any Loan Document.

(ii)           Real Property Security Waivers.  Each Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon real property evidenced by certain documents including, without limitation, deeds of trust and assignments of rents.  The Administrative Agent and Lenders may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales.  Each Borrower agrees that the Administrative Agent and Lenders may exercise whatever rights and remedies they may have with respect to said real property security, all without affecting the liability of any Borrower hereunder, except to the extent the Administrative Agent and Lenders realize payment by such action or proceeding.  No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of the Administrative Agent’s or Lenders' rights to proceed in any other form of action or against any Borrower or any other Person, or diminish the liability of any Borrower, or affect the right of the Administrative Agent or Lenders to proceed against any Borrower for any deficiency, except to the extent the Administrative Agent and Lenders realize payment by such action, notwithstanding the effect of such action upon any Borrower’s rights of subrogation, reimbursement or indemnity, if any, against Borrower or any other Person.

(iii)           Waiver of Specific Rights.  WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH BORROWER HEREBY IRREVOCABLY WAIVES AND RELEASES TO THE EXTENT PERMITTED BY LAW ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ANY BORROWER, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY SUCH PAYMENTS MADE OR OBLIGATIONS PERFORMED.

Section 13.09                                Benefits of Agreement.  The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person other than Affiliates of Administrative Agent and the Related Persons referred to in Sections 12.06, 13.04 and 13.14 shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

Section 13.10                                Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall become effective when it shall have been executed by each Borrower and Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it, and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns.

(b)           Assignment.  No Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (1) to an Eligible Assignee in accordance with the provisions of subsection (b)(i), (2) by way of participation in accordance with the provisions of subsection (b)(iii) or (3) by way of pledge or assignment of a security interest subject to the restrictions of subsection (b)(iv) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(i)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (A) so long as no Event of Default has occurred hereunder since the Closing Date (whether or not such Event of Default is continuing) Shaw, as Lender, may not assign more than 49% of its rights and obligations in respect of each of (x) the Loans and (y) the Commitments to any Person (including to any Eligible Assignee), (but other than the Shaw/TANE ABWR Joint Venture, to whom assignments shall be permitted at all times) (B) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (b)(vi)) with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed); (C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned; (D) any assignment of any Commitments must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (E) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except in the case of assignments to the Affiliates), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b)(ii), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article V and Section 13.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b)(i) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (b)(iii).  Notwithstanding anything in this Section 13.10(b)(i) to the contrary, Shaw may assign 100% of its Commitments to the Shaw/TANE ABWR Joint Venture.

(ii)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office in Baton Rouge, LA a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii)           Any Lender may at any time, without the consent of, or notice to, the Borrowers or any Agent, sell participations to any Person (other than a natural person or any Borrower or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, each Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and (D) no Borrower or Subsidiary thereof becomes exposed to a claim pursuant to Article V due to, and upon the occurrence of, such transaction; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification which would require unanimous consent as described in the second proviso to Section 13.01(a) that directly affects such Participant.  Each Participant shall be entitled to the benefits of Sections 5.01, 5.02 and 13.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b)(i).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.05 as though it were a Lender, provided such Participant agrees to be subject to Section 6.05 as though it were a Lender.

(iv)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no Borrower or Subsidiary thereof becomes exposed to a claim pursuant to Article V due to, and upon the occurrence of, such transaction.

(v)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Affiliate or Subsidiary thereof (other than Shaw and any of its Affiliates that is not a Borrower); provided, however, Shaw/TANE ABWR Joint Venture shall be deemed to be an Eligible Assignee.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Section 13.11                                Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION); PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

Section 13.12                                Submission to Jurisdiction.

(a)           Submission to Jurisdiction.  Each party hereto hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the State of Southern District of New York for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

(b)           No Limitation.  Nothing in this Section 13.12 shall limit the right of Administrative Agent or the Lenders to bring any action or proceeding against such Borrower or its property in the courts of other jurisdictions.

Section 13.13                                Waiver of Jury Trial.  EACH BORROWER, LENDER AND AGENT HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH BORROWER, THE LENDERS AND ADMINISTRATIVE AGENT HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 13.13 AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  A COPY OF THIS SECTION 13.13 MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

Section 13.14                                Limitation on Liability.  No claim shall be made by any party hereto against any other party or any of their respective Related Persons for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by the Loan Documents or any act or omission or event occurring in connection therewith; and each Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.15                                Confidentiality.  (a)  The parties hereto agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (i) to it, Affiliates of any party hereto and their respective directors, officers, employees, agents and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the DOE and any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 13.15, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the Borrowers or Lenders, as applicable (viii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 13.15 or (B) becomes available to the Administrative Agent or any Lender (or Borrowers) on a non-confidential basis from a source other than any Borrower (or the Administrative Agent or any Lender) (as applicable) or (ix) any Rating Agency and/or prospective financing institution and/or their advisors.   For purposes of this Section 13.15, “Confidential Information” means, with respect to a specific party, all information received from any other relevant party or any affiliate thereof relating to any such specific party or any affiliate thereof or any of their respective businesses, other than any such information that is available to the party receiving such information on a non-confidential basis prior to disclosure by any relevant party or any affiliate thereof.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 13.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Section 13.16                                Entire Agreement.

(a)           The Loan Documents reflect the entire agreement among the Borrowers, the Lenders and Administrative Agent with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto.

(b)           Notwithstanding anything herein to the contrary in this Agreement or any other Loan Document, prior to the “Discharge” (as defined in the Intercreditor Agreement) of the “Toshiba Obligations” (as defined in the Intercreditor Agreement), the requirements of this Agreement to deliver any possessory Collateral or Pledged Collateral (as defined in the Borrower Security Agreement) to the possession or control of the Administrative Agent shall be deemed satisfied by delivery of such Collateral to the Toshiba Collateral Agent (as defined in the Intercreditor as in effect on the date hereof) (as bailee for, and for the benefit of, the Administrative Agent), and to the extent so delivered, such delivery shall be given effect for purposes of determining the correctness of any representations and warranties (including without limitation Section 8.20 of this Agreement and Section 4(j) of the Borrower Security Agreement) in any Loan Document.

Section 13.17                                Payments Set Aside.  To the extent that any payment by or on behalf of any Credit Party under any Loan Document is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off as to any Credit Party, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or other U.S. Federal, state or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 13.18                                No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:

(a)           (i) the arranging and other services regarding this Agreement provided by the Administrative Agent (including in its capacity as arranger), are arm’s-length commercial transactions between the Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, (ii) each of such Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii)  such Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)           (i) Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (ii) Administrative Agent has no obligation to such Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and

(c)           Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other Credit Parties and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests to such Borrower, any other Credit Party or any of their respective Affiliates.  To the fullest extent permitted by law, such Borrower (for itself and on behalf of the other Credit Parties) hereby waives and releases any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.19                                Severability.  Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

Section 13.20                                Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 13.21                                USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 13.22                                Income Tax Treatment. The Borrowers, the Administrative Agent and the Lenders, and any other person from time to time party hereto, hereby acknowledge and agree that the Loans hereunder are to be treated as equity interests in NINA for federal and applicable state income tax purposes, and none of the Borrowers, the Administrative Agent and the Lenders, and any other person from time to time party hereto, shall take any position that is inconsistent with such treatment unless required by applicable law.

Section 13.23                                Recourse.  The recourse and claims of the Administrative Agent, the Lenders, any Indemnified Person and/or any other Secured Party under or in connection with this Agreement and the other Loan Documents with respect to the Borrowers and its Affiliates shall be solely and exclusively against the Borrowers and the Restricted Subsidiaries and, to the limited extent set forth in the Texas Genco Pledge Agreement, to Texas Genco and its assets, and to any Additional Grantors to the extent set forth in their applicable security documents required pursuant to the Borrower Security Agreement.  Administrative Agent and Lenders agree that the Obligations are non-recourse to the equity or assets of NRG and its Subsidiaries other than the Borrower, the Restricted Subsidiaries and, to the limited extent set forth in the Texas Genco Pledge Agreement, to Texas Genco and its assets, and to any Additional Grantors to the extent set forth in their applicable security documents required pursuant to the Borrower Security Agreement.  The foregoing acknowledgement, waiver and agreement shall be enforceable by the Borrowers and any of their Affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

NUCLEAR INNOVATION NORTH AMERICA LLC, as a Borrower

By:
Name:
Title:

NINA INVESTMENTS HOLDINGS LLC, as a Borrower

By:
Name:
Title:

NUCLEAR INNOVATION NORTH AMERICA INVESTMENTS LLC, as a Borrower

By:
Name:
Title:

NINA TEXAS 3 LLC, as a Borrower

By:
Name:
Title:

NINA TEXAS 4 LLC, as a Borrower

By:
Name:
Title:

THE SHAW GROUP INC., as Administrative Agent and Lender

By:
Name:
Title:

Schedule 1
to Credit Agreement

COMMITMENTS AND PRO RATA SHARES

Lender	Tranche A Commitment	Pro Rata Share
The Shaw Group Inc.	$100,000,000	100%

Total	$100,000,000	100%

Schedule 2
to Credit Agreement

ADMINISTRATIVE AGENT’S ACCOUNT; LENDING OFFICES; ADDRESSES FOR NOTICES  **

Schedule 8.05
to Credit Agreement

REAL PROPERTY OF BORROWERS
None.

Schedule 8.06
to Credit Agreement

LITIGATION
None.

Schedule 8.10
to Credit Agreement

SUBSIDIARIES AND EQUITY INVESTMENTS

Borrower/ Owner	Subsidiary Owned	Subsidiary’s Jurisdiction of Organization	Subsidiary’s Type of Organization	Number of Units owned by Borrower/ Owner	Borrower/ Owner’s Percentage of all Outstanding Units	Other Owners; Other Owners’ Number of Units and Percentage Ownership
Nuclear Innovation North America LLC	NINA Investments Holding LLC	Delaware	Limited liability company	1000	100%	n/a
NINA Investments Holdings LLC	Nuclear Innovation North America Investments LLC	Delaware	Limited liability company	1000	100%	n/a
Nuclear Innovation North America Investments LLC	NINA Texas 3 LLC	Delaware	Limited liability company	1000	100%	n/a
Nuclear Innovation North America Investments LLC	NINA Texas 4 LLC	Delaware	Limited liability company	1000	100%	n/a
Nuclear Innovation North America LLC	NINA Construction LLC	Delaware	Limited liability company	1000	100%	n/a
NINA Construction LLC	NINA Nuclear Training LLC	Delaware	Limited liability company	1000	100%	n/a
NINA Construction LLC	NINA Modularization LLC	Delaware	Limited liability company	1000	100%	n/a
NINA Construction LLC	NINA Steel Investments	Delaware	Limited liability company	1000	100%	n/a

Schedule 10.02(a)
to Credit Agreement

EXISTING LIENS

Nuclear Innovation North America LLC

1.	The terms and conditions of the Transferred Contracts or Permits that constitute Liens.

“Transferred Contracts or Permits” is defined as:

a.
Amended and Restated South Texas Project Participation Agreement, dated November 17, 1997, between CPS, the City of Austin and NRG South Texas LP(as successor in interest to Central Power and Light Company and Houston Lighting & Power Company).

b.	Letter Agreement regarding Agency, dated July 26, 2006, between NRG South Texas LP and STPNOC;

c.	Agency Agreement, dated October 30, 2007, by and between CPS, NRG South Texas LP and STPNOC;

d.	South Texas Project Supplemental Agreement, dated October 29, 2007, between CPS and NRG South Texas LP;

e.	Addendum to the South Texas Project Supplemental Agreement, dated October 29, 2007, between CPS and NRG South Texas LP;

f.	Amendment to the South Texas Project Supplemental Agreement dated December 12, 2007, between CPS and NRG South Texas LP;

g.	Memorandum of Understanding, dated July 20, 2007, between NRG South Texas LP and Dow Pipeline Company;

h.	Memorandum of Understanding, dated July 26, 2007, between NRG South Texas LP and the Lower Colorado River Authority;

i.	Deloitte engagement letter for consulting services in connection with the pollution control facilities application;

j.	Letter Agreement regarding tax pollution control and consulting services, dated November 9, 2007, between NRG South Texas LP and Thomson Property Tax Services;

k.	Tax Abatement Applications: (i) Palacios Independent School District; (ii) Matagorda County, Texas; and (iii) Comptroller of the State of Texas;

l.	Application to the Texas Commission on Environmental Quality with respect to pollution control facilities;

m.
South Texas Project Operating Agreement, dated November 17, 1997, among CPS, the City of Austin, NRG South Texas LP (as successor in interest to Central Power and Light Company and Houston Lighting & Power Company) and STPNOC;

n.
South Texas Project Interconnection Agreement, dated August 15, 2001, by and between CPS, the City of Austin, NRG South Texas LP (as successor in interest to Central Power and Light Company and Houston Lighting & Power Company) and STPNOC on behalf of the owners of the South Texas Project;

o.
South Texas Project Transmission Maintenance Agreement, dated November 17, 1997, by and between CPS, the City of Austin, NRG South Texas LP (as successor in interest to Central Power and Light Company and Houston Lighting & Power Company) and STPNOC on behalf of the owners of the South Texas Project;

p.
Amendment One to the South Texas Project Transmission Lines Maintenance Agreement, dated April 7, 2006, by and among CPS, AEP Texas Central Company, the City of Austin and CenterPoint Energy Houston Electric, LLC;

q.
Switchyard Maintenance Agreement, dated November 17, 1997, by and between CPS, the City of Austin, NRG South Texas LP (as successor in interest to Central Power and Light Company and Houston Lighting & Power Company) and STPNOC on behalf of the owners of the South Texas Project; and

r.
Amended and Restated Interim Restructuring Agreement, dated March 1, 2006, by and among CPS, AEP Texas Central Company, CenterPoint Energy Houston Electric, LLC, NRG South Texas, LLC (formerly known as Texas Genco, LP) and the City of Austin.

Schedule 10.06(g)
to Credit Agreement

EXISTING INVESTMENTS

None.

Schedule 10.13(e)
to Credit Agreement

AFFILIATE TRANSACTION DOCUMENTS

(a)
Support Services Agreement, dated as of May 3, 2008, as amended September 25, 2009 and May 11, 2010, by and between NRG Energy, Inc., a Delaware corporation and Nuclear Innovation North America LLC, a Delaware limited liability company.

(b)	Confidentiality Agreement, dated as of January 29, 2010, by and between NRG Energy, Inc., a Delaware corporation and Nuclear Innovation North America LLC, a Delaware limited liability company.

Exhibit A
to the Credit Agreement

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between _________ [insert name of Assignor] (the “Assignor”) and _______ [insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

(a)           Assignor:                      ______________________________

(b)           Assignee:                      ______________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

(c)           Borrower(s):                      Nuclear Innovation North America LLC, a Delaware limited liability company (“NINA”), NINA Investments Holdings LLC (“Holdings”), Nuclear Innovation North America Investments LLC, a Delaware limited liability company, NINA Texas 3 LLC, a Delaware limited liability company (“NINA3”), NINA Texas 4 LLC, a Delaware limited liability company (“NINA4” and, together with NINA, Holdings and NINA3, the “Borrowers”)

1 Select as applicable.

(d)           Administrative Agent:                        The Shaw Group Inc., a Louisiana corporation, as administrative agent under the Credit Agreement

(e)           Credit Agreement:                                Credit Agreement, dated as of ___________, 2010, among the Borrowers, each lender party thereto (each a “Lender”), the Administrative Agent The Shaw Group Inc., a Louisiana corporation, as collateral agent.

(f)           Assigned Interest2:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned3	Percentage Assigned of Commitment/Loans4
$	$	%

[7.      Trade Date:                                      ______________]5

Effective Date:  ______________________ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Also, if a CUSIP number exists, add a column to the table.

3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By _______________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By _______________________________________
Title:

[Consented to and]6 Accepted:

THE SHAW GROUP INC., as
Administrative Agent

By:
Title:

[Consented to:]7

[NAME OF RELEVANT PARTY]

By:
Title:

6 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

7 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

 ANNEX 1
[__________________]8

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.9

8 Describe Credit Agreement at option of Administrative Agent.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the state of New York (without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction); provided that section 5-1401 of the New York general obligations law shall apply.

9 The Administrative Agent should consider whether this method conforms to its systems.  In some circumstances, the following alternative language may be appropriate:  “From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

Exhibit D
to Credit Agreement

[FORM OF] NOTICE OF BORROWING

Date:           _____________________

To:	The Shaw Group Inc., as Administrative Agent under the Credit Agreement referred to below
[ADDRESS]

Re:
Credit Agreement, dated as of _____________, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Nuclear Innovation North America LLC, a Delaware limited liability company (“NINA”), NINA Investment Holdings LLC (“Holdings”), Nuclear Innovation North America Investments LLC, a Delaware limited liability company (“NINA Investments”), NINA Texas 3 LLC, a Delaware limited liability company (“NINA3”), NINA Texas 4 LLC, a Delaware limited liability company (“NINA4” and, together with NINA, Holdings, NINA Investments and NINA3, the “Borrowers”), the Lenders party thereto, and The Shaw Group Inc. as the Administrative Agent

Ladies and Gentlemen:

The Borrowers make reference to the Credit Agreement (capitalized terms used herein without definition having the meanings set forth in the Credit Agreement), and pursuant to Section 2.02 of the Credit Agreement, hereby irrevocably request a Borrowing as follows:

The Business Day of the proposed Borrowing is _______________;

The Borrowers hereby certify that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom:

(a)           the representations and warranties contained in Article VIII of the Credit Agreement and in the other Loan Documents are true and correct in all respects (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties that are not so qualified) as though made on and as of each such date (except for such representations and warranties that by their terms relate solely to a different date, in which case such representations and warranties are true and correct in all respects (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties that are not so qualified) as of such date); provided that, the certification made in this paragraph (a) by bringdown of the representations and warranties contained in Section 8.16(a) of the Credit Agreement shall be deemed a certification not of the financial statements identified in such Section 8.16(a), but of the financial statements most recently delivered pursuant to Sections 9.01(a)(i) and (ii);

(b)           no Default has occurred and is continuing or will result from such proposed Borrowing;

(c)           The EPC Contract is in full force and effect; and

(d)           The Tranche A Maturity Date has not occurred.

NUCLEAR INNOVATION NORTH AMERICA LLC

By:
Name:
Title:

NINA INVESTMENTS HOLDINGS LLC

By:
Name:
Title:

NUCLEAR INNOVATION NORTH AMERICA INVESTMENTS LLC

By:
Name:
Title:

NINA TEXAS 3 LLC

By:
Name:
Title:

NINA TEXAS 4 LLC

By:
Name:
Title: